Exhibit 2.4

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COTTONWOOD COMMUNITIES, INC.,

COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC,

COTTONWOOD RESIDENTIAL O.P., LP,

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC.,

AND

COTTONWOOD MULTIFAMILY OPPORTUNITY FUND O.P., LP

DATED AS OF JULY 8, 2022

(i)

TABLE OF CONTENTS

(continued)

(ii)

TABLE OF CONTENTS

(continued)

DISCLOSURE LETTERS

CMOF Disclosure Letter

CCI Disclosure Letter

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2022 (this “Agreement”), is entered into by and among Cottonwood Communities, Inc., a Maryland corporation (“CCI”), Cottonwood Communities GP Subsidiary, LLC, a Maryland limited liability company and a wholly owned subsidiary of CCI (“Merger Sub”), Cottonwood Residential O.P., LP, a Delaware limited partnership and a subsidiary of Merger Sub (“CROP” and, together with CCI and Merger Sub, the “CCI Parties”), Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation (“CMOF”), and Cottonwood Multifamily Opportunity Fund O.P., LP, a Delaware limited partnership and subsidiary of CMOF (“CMOF OP” and, together with CMOF, the “CMOF Parties”). Each of the CCI Parties and the CMOF Parties is sometimes referred to herein as a “Party,” and, collectively, the CCI Parties and the CMOF Parties are referred to herein as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in Article 1.

RECITALS

WHEREAS, the Parties wish to effect a business combination in which CMOF will be merged with and into Merger Sub (the “Company Merger”), with Merger Sub being the surviving entity, and each share of CMOF Common Stock (as defined below) issued and outstanding immediately prior to the Company Merger Effective Time (as defined below) that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive the Company Merger Consideration (as defined below), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Maryland Limited Liability Company Act (the “MLLCA”);

WHEREAS, prior to the Closing Date, the CMOF Parties intend to enter into an amendment to the CMOF OP Partnership Agreement (as defined below) (in form and substance reasonably approved by CCI) in connection with the issuance of a total of 461,022.639 CMOF OP Partnership Units (as defined below) in exchange for certain outstanding residual interests in CW Investor at Sugar House, LLC and CW Broadway JV, LLC, in accordance with Section 7.11;

WHEREAS, the Parties wish to effect a business combination in which CMOF OP will be merged with and into CROP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with CROP being the surviving entity, and each CMOF OP Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (as defined below) that is not cancelled and retired pursuant to this Agreement will be converted into the right to receive CROP Common Units (as defined below), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”);

WHEREAS, on the recommendation of the special committee (the “CMOF Special Committee”) of the board of directors of CMOF (the “CMOF Board”), the CMOF Board has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of CMOF, its stockholders and the limited partners of CMOF OP, (b) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement, (c) directed that the approval of the Company Merger be submitted for consideration by the holders of CMOF Common Stock at the CMOF Stockholders Meeting (as defined below), and (d) recommended the approval of the Company Merger by the holders of CMOF Common Stock;

WHEREAS, on the recommendation of the conflicts committee (the “CCI Conflicts Committee”) of the board of directors of CCI (the “CCI Board”), the CCI Board has (a) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI, (b) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (c) authorized and approved this Agreement, the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, CCI, in its capacity as the sole member of Merger Sub, and Merger Sub, in its capacity as the sole general partner of CROP, have taken all actions required for the execution of this Agreement by Merger Sub and CROP and to approve this Agreement and the consummation by Merger Sub and CROP of the Mergers and the other transactions contemplated by this Agreement;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Company Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code;

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by CMOF OP of all of the assets and liabilities of CMOF OP to CROP in exchange for CROP Common Units, which exchange is described in Section 721 of the Code; and

WHEREAS, each of the Parties desires to make certain representations, warranties, covenants and agreements in connection with the Mergers, and to prescribe various conditions to the Mergers.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Acceptable NDA” means a confidentiality agreement with a term of at least one year and terms that (i) are not materially less favorable in the aggregate to CMOF than those terms set forth in the Confidentiality Agreement (except that such confidentiality agreement need not prohibit the making or amending of a confidential Acquisition Proposal), and (ii) do not in any respect restrict CMOF from complying with its obligations under this Agreement.

“Action” means any claim, action, cause of action, demand, suit, litigation, investigation, audit, proceeding, arbitration, mediation, interference, audit, assessment, hearing, or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought, conducted, tried or heard by or before any Governmental Authority).

“Acquisition Proposal” means any bona fide proposal or offer from any Person (other than CCI or any CCI Subsidiaries) made after the date of this Agreement, whether in one transaction or a series of related transactions, relating to any (i) merger, consolidation, share exchange, business combination or similar transaction involving CMOF or any CMOF Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) representing 20% or more of the consolidated assets of CMOF, (ii) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of CMOF or any CMOF Subsidiaries that are significant subsidiaries representing 20% or more of the consolidated assets of CMOF, (iii) issue, sale or other disposition by CMOF of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding CMOF Common Stock, (iv) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding CMOF Common Stock, or (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CMOF in which a third party shall acquire beneficial ownership of 20% or more of the outstanding shares of CMOF Common Stock; provided, however, that the term “Acquisition Proposal” shall not include (A) the Mergers or any of the other transactions contemplated by this Agreement, or (B) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among CMOF and one or more of the CMOF Subsidiaries or solely among the CMOF Subsidiaries.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. Notwithstanding the foregoing, the CCI Parties shall not be deemed Affiliates of the CMOF Parties.

“Alternative Acquisition Agreement” means any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable NDA) relating to any Acquisition Proposal.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, and (ii) any applicable anti-bribery, anti-money laundering, anti-corruption or similar Law of any other jurisdiction.

“Benefit Plan” means, with respect to a Person, any benefit or compensation plan, program, policy, practice, Contract or other obligation, whether or not funded, that is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by such Person or any of its subsidiaries including, but not limited to, “employee benefit plans” (within the meaning of Section 3(3) of ERISA), and any employment, consulting, termination, severance, change in control, separation, retention equity option, equity appreciation rights, restricted equity, phantom equity, equity-based compensation, profits interest unit, outperformance, equity purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy, practice, understanding or other arrangement, whether or not subject to ERISA.

“Business Day” means any day ending at 11:59 p.m., New York City time, other than a Saturday, a Sunday or any day on which the SDAT or banks located in New York, New York are authorized or required by Law to be closed.

“CCI Benefit Plan” means a Benefit Plan sponsored or maintained by CCI, CROP or a CCI Subsidiary or for which any of the foregoing may have any liability or obligation.

“CCI Bylaws” means the Bylaws of CCI, adopted by the CCI Board as of December 19, 2016.

“CCI Charter” means the Articles of Amendment and Restatement of CCI, dated as of June 18, 2018, including all articles of amendment and articles supplementary, as in effect on the date hereof.

“CCI Distribution Reinvestment Plan” means the distribution reinvestment plan of CCI, effective as of August 10, 2021.

“CCI Equity Incentive Plan” means the Cottonwood Communities, Inc. 2022 Equity Incentive Plan, including any amendments.

“CCI Expenses” means all reasonable and documented third-party out-of-pocket Expenses incurred by a CCI Party or on its behalf.

“CCI Fundamental Representations” means the representations and warranties contained in Section 5.1 (Organization and Qualification; Subsidiaries), Section 5.2 (Authority), Section 5.3 (No Conflict), Section 5.4 (Capital Structure), Section 5.6(h) (Investment Company Act), Section 5.14(b) (Taxes), and Section 5.16 (Brokers).

“CCI Governing Documents” means the CCI Charter, CCI Bylaws, the articles of organization of Merger Sub, the operating agreement of Merger Sub, the certificate of limited partnership of CROP and the CROP Partnership Agreement, in each case, as in effect on the date hereof.

“CCI Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CCI and the CCI Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CCI and CROP to consummate the Mergers before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CCI Material Adverse Effect has occurred: (A) any failure of CCI to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CCI Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CCI and the CCI Subsidiaries operate, (C) any changes in the U.S. or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any quarantine, shelter in place, stay at home, workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, policy, guideline or recommendation by any Governmental Authority in connection with, or in response to, the COVID-19 pandemic (“COVID-19 Measures”)), and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof, or any shutdown or material limiting of certain U.S. or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing), or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CCI and its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CCI and the CCI Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CCI and the CCI Subsidiaries operate, then only the incremental disproportionate impact of such event shall be taken into account for the purpose of determining whether a CCI Material Adverse Effect has occurred.

“CCI Net Asset Value” means the net asset value of CCI as determined in accordance with the valuation guidelines adopted by the CCI Board and described in the CCI Registration Statement on Form S-11 (File no. 333-258754), as amended and supplemented from time to time.

“CCI Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CCI or any CCI Subsidiary as of the date of this Agreement (including all of CCI’s or any CCI Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CCI Series 2019 Preferred Stock” means “Series 2019 Preferred Stock” as defined in the CCI Charter.

“CCI Share Repurchase Program” means the Cottonwood Communities Inc. Share Repurchase Program, effective as of October 7, 2021.

“CCI Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CCI or CROP, and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CCI or CROP or of which CCI or any CCI Subsidiary is a general partner, a manager, a managing member or the equivalent.

“CMOF Bylaws” means the Amended and Restated Bylaws of CMOF, adopted by the CMOF Board as of August 17, 2017.

“CMOF Charter” means the Second Articles of Amendment and Restatement of CMOF, dated as of December 20, 2017, including all articles of amendment and articles supplementary, as in effect on the date hereof.

“CMOF Fundamental Representations” means the representations and warranties contained in Section 4.1 (other than subsection (e)) (Organization and Qualification; Subsidiaries), Section 4.2 (Authority; Approval Required), Section 4.3 (No Conflict), Section 4.4 (Capital Structure), Section 4.5(f) (Investment Company Act), and Section 4.18 (Brokers).

“CMOF Governing Documents” means the CMOF Charter, CMOF Bylaws, the certificate of limited partnership of CMOF OP and the CMOF OP Partnership Agreement, in each case, as in effect on the date hereof.

“CMOF Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, condition (financial or otherwise) or results of operations of CMOF and the CMOF Subsidiaries, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of CMOF and CMOF OP to consummate the Mergers before the Outside Date; provided, however, that the following shall not be deemed to constitute, or be taken into account in determining, whether a CMOF Material Adverse Effect has occurred: (A) any failure of CMOF to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to such failure may be taken into account in determining whether there has been a CMOF Material Adverse Effect), (B) any changes that generally affect the residential real estate industry in which CMOF and the CMOF Subsidiaries operate, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the regulatory or political conditions in the United States or in any other country or region of the world, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the taking of any action expressly required by this Agreement, (G) earthquakes, hurricanes, floods or other natural disasters, (H) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic or any COVID-19 Measures) and any material worsening of any epidemic, pandemic or disease outbreak threatened or existing as of the date hereof or any shutdown or material limiting of certain U.S. or foreign federal, state or local government services, declaration of martial law, quarantine or similar directive, guidance, policy or other similar action by any Governmental Authority in connection with any epidemic, pandemic or disease outbreak, (I) changes or prospective changes in GAAP or in any Law of general applicability unrelated to the Mergers (or the interpretation or enforcement of the foregoing), or (J) the public announcement of this Agreement or the pendency of this Agreement, including the impact thereof on the relationships of CMOF and its Subsidiaries with their respective partners or other material third-party business relations, provided, further, that if any event described in any of clauses (B), (C), (D), (E), (G), (H) and (I) has had a disproportionate adverse impact on CMOF and the CMOF Subsidiaries, taken as a whole, relative to others in the residential real estate industry in the geographic regions in which CMOF and the CMOF Subsidiaries operate, then only the disproportionate incremental impact of such event shall be taken into account for the purpose of determining whether a CMOF Material Adverse Effect has occurred.

“CMOF OP Partnership Unit” means a limited partnership interest in CMOF OP under an amendment to the CMOF OP Partnership Agreement (the terms of which have been reasonably approved by CCI), which units will be issued by CMOF OP prior to the Closing Date in accordance with Section 7.11.

“CMOF OP General Partnership Unit” means a general partnership interest in CMOF OP under the CMOF OP Partnership Agreement.

“CMOF OP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of CMOF OP, dated August 17, 2017, among CMOF and the other partners named therein.

“CMOF Properties” means each real property, or interest therein, owned, or leased (including ground leased) as lessee or sublessee, by CMOF or any CMOF Subsidiary as of the date of this Agreement (including all of CMOF’s or any CMOF Subsidiary’s right, title and interest in and to buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property).

“CMOF Stockholders Meeting” means the meeting of the holders of shares of CMOF Common Stock for the purpose of seeking the Stockholder Approval, including any postponement or adjournment thereof.

“CMOF Subsidiary” means (i) any corporation of which more than 50% of the outstanding voting securities is directly or indirectly owned by CMOF or CMOF OP, and (ii) any partnership, limited liability company, joint venture or other entity of which more than 50% of the total equity interest is directly or indirectly owned by CMOF or CMOF OP or of which CMOF or any CMOF Subsidiary is a general partner, manager, managing member or the equivalent.

“Confidentiality Agreement” means the Confidentiality Agreement, effective as of March 25, 2022, between CCI and CMOF.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, guaranty, binding commitment or other obligation.

“CROP Common Unit” means a partnership interest in CROP designated as a “Common Unit” under the CROP Partnership Agreement and held by a limited partner.

“CROP General Partner Unit” means a partnership interest in CROP designated as a “Common Unit” under the CROP Partnership Agreement and held by a general partner in CROP.

“CROP LTIP Unit” means a limited partnership interest in CROP designated as a “LTIP Unit” under the CROP Partnership Agreement.

“CROP Partnership Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of CROP, dated as of July 15, 2021, among CCI and the other partners named therein, as amended by the First Amendment to the Sixth Amended and Restated Limited Partnership Agreement, dated as of October 20, 2021, the Second Amendment to the Sixth Amended and Restated Limited Partnership Agreement, dated as of January 1, 2022, and the Third Amendment to the Sixth Amended and Restated Limited Partnership Agreement, dated as of February 7, 2022, as it may be amended from time to time.

“CROP Partnership Unit” means a limited partnership interest in CROP designated as a “Limited Partnership Unit” as defined in the CROP Partnership Agreement.

“CROP Series 2019 Preferred Unit” means a preferred limited partnership interest in CROP designated as a “Series 2019 Preferred Unit” under the CROP Partnership Agreement.

“CROP Special Limited Partner Interest” means a limited partnership interest in CROP designated as a “Special Limited Partner Interest” as defined in the CROP Partnership Agreement.

“CROP Special LTIP Unit” means a CROP LTIP Unit designated as a “Special LTIP Unit” under the CROP Partnership Agreement.

“Environmental Law” means any Law (including common law) relating to the investigation, pollution (or cleanup or other remediation thereof), restoration or protection of the natural resources, endangered or threatened species, or environment (including ambient air, soil, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to (i) the use, handling, presence, transportation, treatment, generation, processing, recycling, remediation, storage, disposal, release or discharge of Hazardous Substances and (ii) any noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Environmental Permit” means any permit, approval, license, exemption, action, consent or other authorization issued, granted, given, authorized by or required under any applicable Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to an entity (the “Referenced Entity”), any other entity, which, together with the Referenced Entity, would be treated as a single employer under Code Section 414 or ERISA Section 4001.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means 0.8669, as such ratio may be adjusted in accordance with Section 3.1(c).

“Excluded Shares” means all shares of CMOF Common Stock held, as of immediately prior to the Company Merger Effective Time, by CCI, any wholly owned subsidiary of CCI or any wholly owned subsidiary of CMOF.

“Excluded Units” means the CMOF OP General Partnership Units and the CMOF OP Partnership Units held, as of immediately prior to the Partnership Merger Effective Time, by CCI, any wholly owned subsidiary of CCI, CMOF or any wholly owned subsidiary of CMOF.

“Expenses” means all expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the other agreements and documents contemplated hereby, the preparation, printing and filing of all proxy statements and SEC filings pursuant to and in connection with consummating such agreements and all regulatory filing fees incurred in connection therewith, obtaining any third-party consents and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means the U.S. government, all state and local governments within the United States, and all agencies thereof, or any other governmental or quasi-governmental regulatory, judicial or administrative authority, instrumentality, board, bureau, agency, commission, body, department, self-regulatory organization, arbitration panel or similar entity or subdivision thereof.

“Hazardous Substances” means (i) those materials, substances, chemicals, wastes, products, compounds, solid, liquid, gas, minerals in each case, whether naturally occurred or man-made, that are listed, designated, classified or regulated as hazardous or toxic under any Environmental Law, (ii) petroleum and petroleum-derived products, including crude oil and any fractions thereof, and lead-containing paint or plumbing, and (iii) polychlorinated biphenyls, urea formaldehyde foam insulation, methane, asbestos in any form, radioactive materials or wastes and radon.

“Indebtedness” means, with respect to CMOF and the CMOF Subsidiaries and without duplication, (i) the principal of and premium (if any) of all indebtedness, notes payable, accrued interest payable or other obligations of CMOF or any of the CMOF Subsidiaries for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by CMOF or any of the CMOF Subsidiaries, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) net cash payment obligations of CMOF or any of the CMOF Subsidiaries under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof), (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument on behalf of any Person, other than CMOF or any of the CMOF Subsidiaries, and (viii) any agreement to provide any of the foregoing.

“Intellectual Property” means all U.S. and foreign (i) patents, patent applications and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights and rights in copyrightable works, (iv) rights in confidential and proprietary information, including trade secrets, know-how, ideas, formulae, invention disclosure, models, algorithms and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Intervening Event” means a change in circumstances or development occurring or arising after the date of this Agreement that materially affects the business, assets or operations of CMOF and the CMOF Subsidiaries, taken as a whole, that was not known to or reasonably foreseeable by the CMOF Board prior to the execution of this Agreement, which change in circumstances or development becomes known to the CMOF Board prior to receipt of the Stockholder Approval; provided, however, that in no event shall the following events, circumstances or changes in circumstances constitute an Intervening Event: (i) the receipt by CMOF, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; and (ii) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to, this Agreement.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the Internal Revenue Service or any successor agency.

“Knowledge of CCI” means, whether or not capitalized, or any similar expressions with respect to CCI, the actual knowledge of the persons named in Section 1.1(a) of the CCI Disclosure Letter, after reasonable inquiry.

“Knowledge of CMOF” means, whether or not capitalized, or any similar expressions with respect to CMOF, the actual knowledge of the persons named in Section 1.1(a) of the CMOF Disclosure Letter, after reasonable inquiry.

“Law” means any and all domestic (federal, state or local) or foreign laws, statutes, common laws, rules, ordinances, codes, regulations and Orders promulgated by any Governmental Authority.

“Lien” means with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, hypothecation, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than transfer restrictions arising under applicable securities Laws.

“Order” means a judgment, writ, stipulation, injunction, order or decree of any Governmental Authority or arbitrator.

“Permitted Liens” means any of the following: (i) Liens for current Taxes or governmental assessments, charges or claims of payment not yet delinquent or that are being contested in good faith and for which adequate accruals or reserves have been established as of the date of this Agreement; (ii) Liens that are carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other similar Liens arising in the ordinary course of business if the underlying obligations are not delinquent, or are being contested in good faith; (iii) with respect to any real property, Liens that are zoning, building or other regulations, requirements, entitlements or other land use or environmental regulations by any Governmental Authority that do not materially impact the use of the real property as currently conducted; (iv) with respect to CMOF, Liens that are disclosed on Section 4.10 of the CMOF Disclosure Letter; (v) with respect to CMOF, Liens that are disclosed in its most recent Annual Report on Form 1-K and, with respect to CCI, Liens that are disclosed in its most recent Quarterly Report on Form 10-Q; (vi) with respect to CMOF, Liens arising pursuant to any CMOF Material Contract and, with respect to CCI, Liens arising pursuant to any CCI Material Contract; (vii) with respect to the CMOF Properties, Liens that are recorded in a public record or disclosed on existing title policies made available to CCI prior to the date hereof and any unrecorded easements (including reciprocal easement agreements), rights of way and other similar restrictions; (viii) with respect to CMOF and CCI, Liens that were incurred in the ordinary course of business since December 31, 2021 and that do not materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the CMOF Properties or the CCI Properties of CMOF and the CMOF Subsidiaries and CCI and the CCI Subsidiaries, respectively, in each case, taken as a whole; (ix) Liens with respect to pledges or deposits under workers’ compensation legislation, unemployment insurance, social security, ERISA or similar Laws; (x) statutory Liens of landlords for amounts not yet delinquent; (xi) Liens attaching to inventory held by consignees in the ordinary course of business, (xii) Liens of any utility company to construct and/or maintain lines, pipes, wires, cables, poles, conduits and distribution boxes and equipment in, over, under, and/or upon any portion of the CMOF Properties or the CCI Properties; (xiii) Liens related to matters of recorded plats with respect to the CMOF Properties or the CCI Properties; and (xiv) easements, rights-of-way, covenants, conditions, restrictions and other similar matters affecting title and other title defects, none of which materially impairs the use or occupancy of the CMOF Properties or the CCI Properties.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or organization (including any Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority).

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of CMOF Common Stock entitled to vote on the matter at the CMOF Stockholders Meeting to approve the Company Merger.

“Superior Proposal” means a written Acquisition Proposal (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) that the CMOF Board (based on the recommendation of the CMOF Special Committee) determines in its good faith judgment (after consultation with its outside legal and financial advisors, and after taking into account (i) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by CCI), and (ii) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account such legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof as the CMOF Special Committee determines in good faith to be material to such analysis), to be more favorable from a financial point of view to the stockholders of CMOF (in their capacities as stockholders) than the Mergers and the other transactions contemplated by this Agreement (as it may be proposed to be amended by CCI).

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, capital gains, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and any other taxes, duties, assessments or similar governmental charges, together with penalties, interest or additions imposed with respect to such amounts by the U.S. or any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or any other basis.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with a Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Payment” means $2,696,600, plus CCI Expenses in an amount not to exceed $449,400.

(b) In addition to the terms defined in Section 1.1(a), the following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Term	Location of Definition
Adverse Recommendation Change	Section 7.3(d)
Agreement	Preamble
Articles of Merger	Section 2.3(a)
CCI	Preamble
CCI Board	Recitals
CCI Class A Common Stock	Section 5.4(a)
CCI Class D Common Stock	Section 5.4(a)
CCI Class I Common Stock	Section 5.4(a)
CCI Class T Common Stock	Section 5.4(a)
CCI Class TX Common Stock	Section 5.4(a)
CCI Common Stock	Section 5.4(a)
CCI Conflicts Committee	Recitals
CCI Disclosure Letter	Article 5
CCI Financial Advisor	Section 5.19
CCI Insurance Policies	Section 5.15
CCI Material Contract	Section 5.13(a)
CCI Parties	Preamble
CCI Permits	Section 5.9(a)
CCI SEC Documents	Section 5.6(a)
CCI Subsidiary Partnership	Section 5.14(f)
CCI Tax Protection Agreement	Section 5.14(f)
CCI Terminating Breach	Section 9.1(c)(i)
CCI Voting Debt	Section 5.4(e)

Defined Term	Location of Definition
Certificate of Merger	Section 2.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company Merger	Recitals
Company Merger Consideration	Section 3.1(a)(i)
Company Merger Effective Time	Section 2.3(a)
CMOF	Preamble
CMOF Board	Recitals
CMOF Board Recommendation	Section 4.2(c)
CMOF Change Notice	Section 7.3(e)(i)
CMOF Common Stock	Section 4.4(a)
CMOF Disclosure Letter	Article 4
CMOF Financial Advisor	Section 4.19
CMOF Insurance Policies	Section 4.15
CMOF Material Contract	Section 4.12(a)
CMOF OP	Preamble
CMOF Parties	Preamble
CMOF Permits	Section 4.8(a)
CMOF Preferred Stock	Section 4.4(a)
CMOF Proxy Materials	Section 7.1(a)
CMOF SEC Documents	Section 4.5(a)
CMOF Special Committee	Recitals
CMOF Subsidiary Partnership	Section 4.13(f)
CMOF Tax Protection Agreements	Section 4.13(f)
CMOF Terminating Breach	Section 9.1(d)(i)
CMOF Voting Debt	Section 4.4(d)
CROP	Preamble
Delaware Secretary	Section 2.3(b)
DRULPA	Recitals
Escrow Agreement	Section 9.3(e)
Form S-4	Section 7.1(a)
Indemnified Parties	Section 7.7(a)
Interim Period	Section 6.1(a)
Mergers	Recitals
Merger Sub	Preamble
MGCL	Recitals
MLLCA	Recitals
Outside Date	Section 9.1(b)(i)
Partnership Merger	Recitals
Partnership Merger Consideration	Section 3.1(b)(ii)
Partnership Merger Effective Time	Section 2.3(b)
Party(ies)	Preamble
Permits	Section 4.8(a)
Qualified REIT Subsidiary	Section 5.14(d)
Qualifying REIT Income	Section 9.3(e)(i)
Recovery Costs	Section 9.3(d)
Registered Securities	Section 7.1(a)
Sarbanes-Oxley Act	Section 5.6(a)
SDAT	Section 2.3(a)
Surviving Company	Section 2.1(a)

Defined Term	Location of Definition
Surviving OP	Section 2.1(b)
Takeover Statutes	Section 4.20
Taxable REIT Subsidiary	Section 5.14(d)
Transfer Agent	Section 3.2(a)
Transfer Taxes	Section 7.10(d)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limiting the generality of the foregoing” unless expressly provided otherwise;

(d) “or” shall be construed in the inclusive sense of “and/or”;

(e) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(f) all references herein to “$” or dollars shall refer to U.S. dollars;

(g) no specific provision, representation or warranty shall limit the applicability of a more general provision, representation or warranty;

(h) it is the intent of the Parties that each representation, warranty, covenant, condition and agreement contained in this Agreement shall be given full, separate, and independent effect and that such provisions are cumulative;

(i) the phrase “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice” and shall refer to business similar in nature and magnitude to actions customarily taken without any authorization by the board of directors in the course of normal day-to-day operations, subject to any commercially reasonable modifications to past practice made in good faith to respond to the actual or anticipated effects of the COVID-19 pandemic or any COVID-19 Measures;

(j) the phrase “wholly owned subsidiary” shall be deemed to be preceded with “directly or indirectly”;

(k) references to a Person are also to its successors and permitted assigns;

(l) except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith; and

(m) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE 2

THE MERGERS

Section 2.1 The Mergers.

(a) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the MGCL and the MLLCA, at the Company Merger Effective Time, CMOF shall be merged with and into Merger Sub, whereupon the separate existence of CMOF will cease, with Merger Sub surviving the Company Merger (Merger Sub, as the surviving entity upon consummation of the Company Merger, the “Surviving Company”), such that following the Company Merger, the Surviving Company will be a wholly owned subsidiary of CCI. The Company Merger shall have the effects set forth in the applicable provisions of the MGCL, the MLLCA and this Agreement.

(b) Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, which shall occur after the Company Merger Effective Time, CMOF OP shall be merged with and into CROP, whereupon the separate existence of CMOF OP will cease, with CROP surviving the Partnership Merger (CROP, as the surviving entity upon consummation of the Partnership Merger, the “Surviving OP”). The Partnership Merger shall have the effects set forth in the applicable provisions of the DRULPA and this Agreement.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) will take place (a) by electronic exchange of documents and signatures at 10:00 a.m., New York City time, no later than the third Business Day after all the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) at such physical location or on such date as may be agreed in writing by CMOF and CCI. The date on which the Closing actually takes place is referred to herein as the “Closing Date.”

Section 2.3 Effective Time.

(a) On the Closing Date, CMOF and Merger Sub shall (i) cause articles of merger with respect to the Company Merger to be duly executed and filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and the MLLCA (the “Articles of Merger”), and (ii) make any other filings, recordings or publications required to be made by CMOF or Merger Sub under the MGCL and the MLLCA in connection with the Company Merger. The Company Merger shall become effective at such time as the Articles of Merger are accepted for record by the SDAT or on such other date and time (not to exceed 30 days after the Articles of Merger are accepted for record by the SDAT) as specified in the Articles of Merger (such date and time, the “Company Merger Effective Time”), it being understood and agreed that the Parties shall cause the Company Merger Effective Time to occur on the Closing Date.

(b) On the Closing Date, CMOF OP and CROP shall (i) cause a certificate of merger with respect to the Partnership Merger to be duly executed and filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) in accordance with the DRULPA (the “Certificate of Merger”), and (ii) make any other filings, recordings or publications required to be made by CMOF OP or CROP under the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time set forth in the Certificate of Merger (such date and time, the “Partnership Merger Effective Time”), it being understood and agreed that the Parties shall cause the Partnership Merger Effective Time to occur on the Closing Date after the Company Merger Effective Time.

Section 2.4 Organizational Documents of the Surviving Entities.

(a) At the Company Merger Effective Time, the CCI Charter, as in effect immediately prior to the Company Merger Effective Time, shall be the charter of CCI until thereafter amended in accordance with applicable Law and the applicable provisions of the CCI Charter.

(b) At the Company Merger Effective Time, unless otherwise jointly determined by CCI and CMOF prior to the Company Merger Effective Time: (i) the articles of organization and operating agreement of Merger Sub, as in effect immediately prior to the Company Merger Effective Time, shall be the articles of organization and operating agreement of the Surviving Company, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of organization and operating agreement, and (ii) from and after the Company Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the officers of Merger Sub immediately prior to the Company Merger Effective Time shall be the officers of the Surviving Company.

(c) At the Partnership Merger Effective Time, the certificate of limited partnership of CROP and the CROP Partnership Agreement, as in effect immediately prior to the Partnership Merger Effective Time, shall be the certificate of limited partnership and agreement of limited partnership of the Surviving OP, until thereafter amended in accordance with applicable Law and the applicable provisions of such certificate of limited partnership and agreement of limited partnership.

Section 2.5 Tax Treatment of Merger.

(a) The Parties intend that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Company Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Company Merger described in this Section 2.5(a), and no Party shall take a position inconsistent with such treatment.

(b) The Parties intend that, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Partnership Merger shall be treated as a transfer by CMOF OP of all of the assets and liabilities of CMOF OP to CROP in exchange for CROP Common Units, which exchange is described in Section 721 of the Code. Unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law), all Parties shall file all U.S. federal, state and local Tax Returns in a manner consistent with the intended tax treatment of the Partnership Merger described in this Section 2.5(b), and no Party shall take a position inconsistent with such treatment.

ARTICLE 3

EFFECTS OF THE MERGERS

Section 3.1 Effects of the Mergers.

(a) Company Merger. At the Company Merger Effective Time and by virtue of the Company Merger and without any further action on the part of CMOF, CCI or Merger Sub or the holders of any securities of CMOF, CCI or Merger Sub:

(i) subject to Section 3.1(c) and Section 3.3, each share of CMOF Common Stock issued and outstanding immediately prior to the Company Merger Effective Time (other than Excluded Shares) will be converted automatically into the right to receive from CCI, in accordance with the terms of this Agreement, a number of shares of CCI Class A Common Stock equal to the Exchange Ratio, subject to the treatment of fractional shares in accordance with Section 3.1(e) (the “Company Merger Consideration”);

(ii) as of the Company Merger Effective Time, all such shares of CMOF Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Company Merger Consideration therefor in accordance with this Agreement;

(iii) all Excluded Shares shall automatically be cancelled and shall cease to exist, and no Company Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Company Merger; and

(iv) each limited liability company interest of Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding and shall constitute the only issued and outstanding limited liability company interest of the Surviving Company.

(b) Partnership Merger. At the Partnership Merger Effective Time and by virtue of the Partnership Merger and without any further action on the part of CROP, CMOF OP or the holders of any securities of CROP or CMOF OP;

(i) each CROP Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall remain outstanding;

(ii) subject to Section 3.1(c) and Section 3.3, each CMOF OP Partnership Unit issued and outstanding immediately prior to the Partnership Merger Effective Time (other than Excluded Units, but including the CMOF OP Partnership Units that will be issued pursuant to Section 7.11) will be converted automatically into the right to receive from CROP, in accordance with the terms of this Agreement, a number of CROP Common Units equal to the Exchange Ratio, subject to the treatment of fractional units in accordance with Section 3.1(e) (the “Partnership Merger Consideration”);

(iii) as of the Partnership Merger Effective Time, all such CMOF OP Partnership Units shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except for the right to receive the Partnership Merger Consideration therefor in accordance with this Agreement; and

(iv) all Excluded Units shall automatically be cancelled and shall cease to exist, and no Partnership Merger Consideration shall be paid, nor shall any other payment or right inure or be made with respect thereto, in connection with or as a consequence of the Partnership Merger.

(c) Adjustment of the Merger Consideration. Between the date of this Agreement and the Company Merger Effective Time, if the issued and outstanding shares of CMOF Common Stock, CMOF OP Partnership Units, securities convertible or exchangeable into or exercisable for shares of CMOF Common Stock or CMOF OP Partnership Units, shares of CCI Class A Common Stock or CROP Common Units or securities convertible or exchangeable into or exercisable for shares of CCI Class A Common Stock or CROP Common Units shall have been changed into a different number of shares or other securities or a different class by reason of any stock split (whether forward or reverse), combination, reclassification, reorganization, recapitalization, merger or exchange or other similar transaction, or a stock dividend (including any distribution in securities convertible or exchangeable into or exercisable for CMOF Common Stock, CMOF OP Partnership Units, CCI Class A Common Stock or CROP Common Units) having a record date within such period shall have been declared, then (without limiting any other rights of the Parties hereunder) the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change, and thereafter all references to the Exchange Ratio shall be deemed to be the Exchange Ratio as so adjusted.

(d) Transfer Books. From and after the Company Merger Effective Time, the equity transfer books of CMOF and CMOF OP shall be closed, and thereafter there shall be no further registration of transfers of CMOF Common Stock or CMOF OP Partnership Units. From and after the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, Persons who held outstanding shares of CMOF Common Stock or CMOF OP Partnership Units immediately prior to the Company Merger Effective Time and the Partnership Merger Effective Time, as applicable, shall cease to have rights with respect to such shares, except as otherwise provided for in this Agreement or by applicable Law.

(e) Fractional Shares. Notwithstanding anything to the contrary in this Agreement, no fractional shares of CCI Class A Common Stock or CROP Common Units less than 1/1,000th of a share or unit shall be issued pursuant to this Agreement and, in lieu thereof, such fractional shares or units a Person would otherwise be entitled to receive pursuant to this Agreement, but for this Section 3.1(e), shall be aggregated and rounded up to the nearest 1/1,000th of a share or unit.

Section 3.2 Exchange Procedures.

(a) At or promptly following the Company Merger Effective Time, CCI shall cause DST Systems, Inc., or any successor transfer agent of CCI (the “Transfer Agent”), to record on the stock records of CCI the issuance of shares of CCI Class A Common Stock (including any fractional shares thereof) equal to the Company Merger Consideration that is issuable to each holder of shares of CMOF Common Stock pursuant to Section 3.1(a). For the avoidance of doubt, delivery of the Company Merger Consideration shall only be made to the Person in whose name the relevant shares of CMOF Common Stock are registered in the stock transfer books of CMOF as of the Company Merger Effective Time.

(b) At or promptly following the Partnership Merger Effective Time, CCI and the Surviving OP shall take such action as may be reasonably necessary to issue CROP Common Units (including fractional units thereof) equal to the Partnership Merger Consideration that is issuable to each holder of CMOF OP Partnership Units pursuant to Section 3.1(b), subject to the receipt of customary representations from such holders. For the avoidance of doubt, delivery of the Partnership Merger Consideration shall only be made to the Person in whose name the relevant CMOF OP Partnership Units are registered in the transfer books of CMOF OP as of the Partnership Merger Effective Time.

(c) All securities issuable pursuant to this Agreement shall be in book-entry form.

(d) None of CCI, CMOF, the Surviving Company, the Surviving OP, the Transfer Agent or any employee, officer, director, agent or Affiliate of such entities, shall be liable to any Person in respect of any Company Merger Consideration or Partnership Merger Consideration (or the appropriate portion thereof) that has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts so delivered that remain unclaimed by holders of shares of CMOF Common Stock or CMOF OP Partnership Units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of CCI and CROP, as applicable, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

(e) No interest shall be paid or accrued on the Company Merger Consideration (or any amounts in respect thereof, including any dividends payable on shares of CCI Class A Common Stock) or the Partnership Merger Consideration (or any amounts in respect thereof, including any distributions payable on CROP Common Units) for the benefit of the holders thereof.

Section 3.3 Withholding Rights. Each and any of CCI, CMOF, the Surviving Company, CROP, CMOF OP, the Surviving OP or the Transfer Agent, or any of their agents, as applicable, shall be entitled to deduct and withhold from the Company Merger Consideration and the Partnership Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any holder of CMOF Common Stock or CMOF OP Partnership Units such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be timely paid to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4 Dissenters Rights. No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated by this Agreement.

Section 3.5 General Effects of the Mergers.

(a) At the Company Merger Effective Time, the effect of the Company Merger shall be as set forth in this Agreement and the Articles of Merger and as provided in the applicable provisions of the MGCL and the MLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Company Merger Effective Time, all of the property, rights, privileges, powers and franchises of CMOF and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of CMOF and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

(b) At the Partnership Merger Effective Time, the effect of the Partnership Merger shall be as set forth in this Agreement and the Certificate of Merger and as provided in the applicable provisions of the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges, powers and franchises of CMOF OP and CROP shall vest in the Surviving OP, and all debts, liabilities and duties of CMOF OP and CROP shall become the debts, liabilities and duties of the Surviving OP.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE CMOF PARTIES

Except as set forth in (a) the disclosure letter delivered by the CMOF Parties to the CCI Parties prior to the execution and delivery of this Agreement (the “CMOF Disclosure Letter”), it being acknowledged and agreed that disclosure of any item in any section or subsection of the CMOF Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CMOF SEC Documents publicly filed with or publicly furnished to the SEC on or after January 1, 2021 and prior to the date of this Agreement and available on the SEC’s Electronic Data Gathering and Retrieval System, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 4 is reasonably apparent on its face), the CMOF Parties hereby jointly and severally represent and warrant to the CCI Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) CMOF is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. CMOF is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect.

(b) Each CMOF Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each CMOF Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect.

(c) Section 4.1(c) of the CMOF Disclosure Letter sets forth a true and complete list of the CMOF Subsidiaries and their respective jurisdictions of incorporation or organization, as the case may be, the jurisdictions in which CMOF and the CMOF Subsidiaries are qualified or licensed to do business, and the percentage of interest held, directly or indirectly, by CMOF in each CMOF Subsidiary.

(d) Neither CMOF nor any CMOF Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CMOF Subsidiaries and investments in short-term investment securities).

(e) CMOF has made available to the CCI Parties complete and correct copies of the CMOF Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the CMOF Parties is in compliance with the terms of its applicable CMOF Governing Documents in all material respects. If and to the extent requested by the CCI Parties, true and complete copies of CMOF’s minute books, since January 1, 2019, have been made available by CMOF to CCI upon the written request of CCI.

(f) CMOF has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit,” as such terms are defined in the CMOF Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 4.2 Authority; Approval Required.

(a) Each of the CMOF Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject only to receipt of the Stockholder Approval, to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by the CMOF Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company or partnership actions, as applicable, and no other proceedings on the part of any of the CMOF Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to receipt of the Stockholder Approval, the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.

(b) This Agreement has been duly executed and delivered by the CMOF Parties and, assuming due authorization, execution and delivery by the CCI Parties, constitutes a legally valid and binding obligation of the CMOF Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the CMOF Special Committee, the CMOF Board (including a majority of directors not otherwise interested in the Mergers) has adopted resolutions (i) declaring that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of CMOF, its stockholders and the limited partners of CMOF OP, (ii) authorizing and approving this Agreement, the Mergers and the other transactions contemplated by this Agreement, (iii) directing that the Company Merger be submitted for consideration at the CMOF Stockholders Meeting, and (iv) recommending the approval of the Company Merger by the holders of CMOF Common Stock (the recommendation in this clause (iv), the “CMOF Board Recommendation”).

(d) The Stockholder Approval is the only vote or consent of the holders of any class of securities of CMOF or any CMOF Subsidiary necessary to approve the Mergers and the other transactions contemplated by this Agreement.

Section 4.3 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.3(a) of the CMOF Disclosure Letter, the execution and delivery of this Agreement by the CMOF Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) assuming receipt of the Stockholder Approval, conflict with or violate any provision of (A) the CMOF Governing Documents or (B) any equivalent organizational or governing documents of any other CMOF Subsidiary, (ii) assuming that all filings and notifications described in Section 4.3(b) have been made, conflict with or violate any Law applicable to CMOF or any CMOF Subsidiary or by which any property or asset of CMOF or any CMOF Subsidiary is bound, or (iii) with or without notice, lapse of time or both, constitute or result in a breach or violation of, or a default under, or give rise to any Lien, acceleration of remedies, right of termination, purchase, first offer or forced sale under, any Contract of CMOF or any CMOF Subsidiary except, as to clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the CMOF Parties do not, and the performance of this Agreement by each of the CMOF Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the CMOF Parties, except (i) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (ii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect.

Section 4.4 Capital Structure.

(a) The authorized capital stock of CMOF consists of (i) 1,000,000,000 shares of common stock, $0.01 par value per share (“CMOF Common Stock”), and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share (“CMOF Preferred Stock”). As of the close of business on the date hereof, (i) 5,001,000 shares of CMOF Common Stock were issued and outstanding, and (ii) no shares of CMOF Preferred Stock were issued and outstanding. All of the outstanding shares of CMOF Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.4(a), as of the date hereof, there is no other outstanding capital stock of CMOF.

(b) As of the close of business on the date hereof, all of the outstanding CMOF OP Partnership Units were held by CMOF or a wholly owned subsidiary of CMOF. As of the date hereof, there are no other outstanding CMOF OP Partnership Units. Prior to the Closing Date, in connection with the execution of an amendment to the CMOF OP Partnership Agreement, CMOF OP shall issue the CMOF OP Partnership Units in the amounts and to the Persons set forth in Section 4.4(b) of the CMOF Disclosure Letter. Upon execution of such amendment and the issuance of the CMOF OP Partnership Units, (i) CMOF will own 91.56% of CMOF OP and other limited partners holding CMOF OP Partnership Units will own the remaining 8.44% of CMOF OP, and (ii) CMOF will own all of the residual interests in CW Investor at Sugar House, LLC and CW Broadway JV, LLC.

(c) All of the outstanding shares of capital stock of each of the CMOF Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the CMOF Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligation to make any further payments solely by reason of their ownership thereof. All shares of capital stock of (or other ownership interests in) each of the CMOF Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and, to the extent applicable, nonassessable. All of the issued and outstanding capital stock and other ownership interests of each of the CMOF Subsidiaries that are owned, directly or indirectly, by CMOF are owned free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CMOF or any CMOF Subsidiary issued and outstanding (“CMOF Voting Debt”). There are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CMOF or any CMOF Subsidiary is a party or by which any of them is bound obligating CMOF or any of the CMOF Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CMOF or any CMOF Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CMOF Voting Debt or other equity interests.

(e) Neither CMOF nor any CMOF Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CMOF or any of the CMOF Subsidiaries. Neither CMOF nor any CMOF Subsidiary has granted any registration rights on any of its capital stock. No capital stock of CMOF is owned by any CMOF Subsidiary.

(f) CMOF does not have a “poison pill” or similar stockholder rights plan.

(g) All dividends or other distributions on the shares of capital stock of CMOF or CMOF OP Partnership Units and any material dividends or other distributions on any securities of any CMOF Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h) All of the outstanding securities of the CMOF Parties were issued in compliance with applicable securities Laws.

Section 4.5 SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Investment Company Act; Anti-Corruption Laws.

(a) CMOF has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CMOF under Regulation A of the Securities Act since January 1, 2019 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 4.5(d)) filed with the SEC since January 1, 2019, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CMOF SEC Documents”).

(b) As of their respective filing dates, the CMOF SEC Documents (i) complied, or with respect to CMOF SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of Regulation A of the Securities Act, and (ii) did not, or with respect to CMOF SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CMOF SEC Documents is, to the Knowledge of CMOF, the subject of ongoing SEC review or threatened review, and CMOF does not have any unresolved comments from the SEC with respect to any CMOF SEC Documents. None of the CMOF SEC Documents is the subject of any confidential treatment request by CMOF.

(c) If and to the extent requested by CCI, CMOF has made available to CCI complete and correct copies of all written correspondence between the SEC, on the one hand, and CMOF, on the other hand, since December 31, 2019. Neither CMOF nor any CMOF Subsidiary is subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d) The consolidated audited and unaudited financial statements of CMOF and the CMOF Subsidiaries included, or incorporated by reference, in the CMOF SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CMOF and the CMOF Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements applicable to a “Tier 2” issuer under Regulation A of the Securities Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 1-SA or any successor form, which such adjustments are not, individually or in the aggregate, material to CMOF) and (iv) fairly present in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CMOF and the CMOF Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CMOF and the CMOF Subsidiaries for the periods presented therein.

(e) CMOF is not, and none of the CMOF Subsidiaries is, a party to, and neither CMOF nor any CMOF Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CMOF and any CMOF Subsidiary, on the one hand, and any unconsolidated Affiliate of CMOF or any CMOF Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CMOF, any CMOF Subsidiary or CMOF’s or such CMOF Subsidiary’s audited financial statements or other CMOF SEC Documents.

(f) Neither CMOF nor any CMOF Subsidiary is required to be registered as an investment company under the Investment Company Act.

(g) CMOF and the CMOF Subsidiaries (including in each case any of their officers and directors) have complied and are in compliance with applicable Anti-Corruption Laws. Neither CMOF nor any CMOF Subsidiary nor, to the Knowledge of CMOF, any director, officer or Representative of CMOF or any CMOF Subsidiary has (i) used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made, taken or will take any action in furtherance of any direct or indirect unlawful payment, promise to pay or authorization or approval of the payment or giving of money, property or gifts of anything of value, directly or indirectly to any foreign or domestic government official or employee, (iii) made, offered or taken an act in furtherance of any direct or indirect unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, (iv) made any payment to any customer, supplier or tenant, or to any officer, director, partner, employee or agent of any such customer, supplier or tenant, for the unlawful sharing of fees to any such customer, supplier or tenant or any such officer, director, partner, employee or agent for the unlawful rebating of charges, (v) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer, supplier or tenant or any such officer, director, partner, employee or agent of such customer, officer or tenant, or (vi) taken any action or made any omission in violation of any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, in each case, in violation of any applicable Anti-Corruption Law. Neither CMOF nor any CMOF Subsidiary has received any written communication that alleges that CMOF or any CMOF Subsidiary, or any of their respective Representatives, is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 4.6 Absence of Certain Changes or Events. Except as set forth in Section 4.6 of the CMOF Disclosure Letter, since December 31, 2021 through the date of this Agreement, (a) CMOF and each CMOF Subsidiary have conducted their respective business in all material respects in the ordinary course of business, (b) there has not been any CMOF Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CMOF Material Adverse Effect, and (c) there has not been any declaration, setting aside for payment or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of CMOF.

Section 4.7 No Undisclosed Liabilities. Except (a) as set forth in Section 4.7 of the Disclosure Letter, (b) as disclosed, reflected or reserved against on the balance sheet of CMOF dated as of December 31, 2021 (including the notes thereto), (c) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement, and (d) for liabilities or obligations incurred in the ordinary course of business since December 31, 2021, neither CMOF nor any CMOF Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a CMOF Material Adverse Effect.

Section 4.8 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.11, which are addressed solely in that Section, CMOF and each CMOF Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority (“Permits”) necessary for CMOF and each CMOF Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CMOF Permits”), and all such CMOF Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CMOF Permits, individually, or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect. CMOF has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect. No event has occurred with respect to any of the CMOF Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CMOF Permits. Neither CMOF nor any of the CMOF Subsidiaries has received any notice indicating, nor to the Knowledge of CMOF, is there any pending applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CMOF or the CMOF Subsidiaries or the CMOF Properties that impairs the validity of any CMOF Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CMOF Permit, except where the impairment or revocation of any such CMOF Permits, individually, or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect.

(b) Since January 1, 2019, neither CMOF nor any CMOF Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CMOF or any CMOF Subsidiary or by which any property or asset of CMOF or any CMOF Subsidiary is bound (except for compliance with Laws addressed in Section 4.10, Section 4.11, Section 4.13 and Section 4.16, which are solely addressed in those Sections) except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect.

Section 4.9 Litigation. There is no material Action to which CMOF or any CMOF Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CMOF, overtly threatened before any Governmental Authority and, to the Knowledge of CMOF, there is no basis for any such Action. Neither CMOF nor any CMOF Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CMOF or the CMOF Subsidiaries. No Order has been issued in any Action to which CMOF or any of the CMOF Subsidiaries is or was a party, or, to the Knowledge of CMOF, in any other Action, that enjoins or requires CMOF or any of the CMOF Subsidiaries to take action of any kind with respect to its businesses, assets or properties. Since December 31, 2021, neither CMOF nor any CMOF Subsidiary has received or made any settlement offer for any Action to which CMOF or any CMOF Subsidiary is a party or potentially could be a party (in each case, either as plaintiff or defendant), other than settlement offers that do not exceed $100,000 individually.

Section 4.10 Properties.

(a) The CMOF Properties are free and clear of Liens, except for Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a CMOF Material Adverse Effect, (i) neither CMOF nor any CMOF Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CMOF Properties issued by any Governmental Authority and (ii) neither CMOF nor any CMOF Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or, to the Knowledge of CMOF as of the date hereof, threatened with respect to any of the CMOF Properties or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CMOF Properties or by the continued maintenance, operation or use of the parking areas associated with the CMOF Properties.

(b) CMOF has not received written notice of any defects or adverse physical conditions affecting any of the CMOF Properties or the improvements thereon and, to the Knowledge CMOF, there are no such defects or adverse physical conditions, except as has not had and would not reasonably be expected to have a CMOF Material Adverse Effect.

(c) CMOF and the CMOF Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CMOF or the CMOF Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to CMOF or the CMOF Subsidiaries, taken as a whole, neither CMOF’s nor the CMOF Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(d) A policy of title insurance has been issued for each CMOF Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CMOF or the applicable CMOF Subsidiary with respect to CMOF Properties that are not subject to ground leases and (B) a valid leasehold estate held by CMOF or the applicable CMOF Subsidiary that are subject to ground leases and (ii) to the Knowledge of CMOF, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 4.11 Environmental Matters. Except as set forth in Section 4.11 of the CMOF Disclosure Letter and except as, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect: (a) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CMOF, is threatened, in each case relating to CMOF or any of the CMOF Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; and (b) CMOF and the CMOF Subsidiaries are, and for the past year, have been, in compliance with all Environmental Laws and all applicable Environmental Permits.

Section 4.12 Material Contracts.

(a) Each Contract required to be filed (or incorporated by reference) as an exhibit to any CMOF SEC Document filed on or after January 1, 2021 pursuant to Regulation A promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, together with those Contracts described in Section 4.12(b), “CMOF Material Contracts”).

(b) Other than the Contracts described in Section 4.12(a) and except for this Agreement, Section 4.12(b) of the CMOF Disclosure Letter sets forth a true, correct and complete list of each Contract (or the accurate description of principal terms in case of oral Contracts), including all amendments, supplements and side letters thereto, to which CMOF or any CMOF Subsidiary is a party or by which it is bound or to which any CMOF Property or other material asset is subject, that:

(i) obligates CMOF or any CMOF Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $100,000 and is not cancelable within 90 days without material penalty to CMOF or any CMOF Subsidiary;

(ii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that materially restricts the business of CMOF or any CMOF Subsidiary, including upon consummation of the transactions contemplated by this Agreement, or that otherwise restricts the lines of business conducted by CMOF or any CMOF Subsidiary or the geographic area in which CMOF or any CMOF Subsidiary may conduct business;

(iii) obligates CMOF or any CMOF Subsidiary to indemnify any past or present directors, officers, or employees of CMOF or any CMOF Subsidiary, other than the CMOF Governing Documents or any equivalent organizational or governing documents of any other CMOF Subsidiary;

(iv) constitutes (A) an Indebtedness obligation of CMOF or any CMOF Subsidiary with a principal amount greater than $100,000 or (B) a Contract under which (1) any Person (including CMOF or a CMOF Subsidiary) has directly or indirectly guaranteed Indebtedness, liabilities or obligations of CMOF or a CMOF Subsidiary or (2) CMOF or a CMOF Subsidiary has directly or indirectly guaranteed Indebtedness, liabilities or obligations of any Person (other than CMOF or any CMOF Subsidiary);

(v) provides for the pending purchase or sale, option to purchase or sell or other right to purchase, sell, dispose of or ground lease (by merger, by purchase or sale of assets or stock, by lease or otherwise) (other than any right of first refusal or right of first offer) of (A) any real property (including any CMOF Property or any portion thereof) or (B) any other asset of CMOF or any CMOF Subsidiary or equity interests of any Person, in the case of (A) and (B), with a purchase or sale price greater than $100,000;

(vi) constitutes a loan to any Person (other than a wholly owned subsidiary of CMOF) by CMOF or any CMOF Subsidiary;

(vii) sets forth any joint venture, partnership, limited liability company or strategic alliance of CMOF or any CMOF Subsidiary with a third party;

(viii) prohibits the pledging of the CMOF Common Stock or the capital stock of any CMOF Subsidiary or prohibits the issuance of guarantees by any CMOF Subsidiary;

(ix) contains covenants limiting the ability of CMOF or any CMOF Subsidiary to sell, transfer, pledge or otherwise, dispose of any material assets or business of CMOF or any CMOF Subsidiary;

(x) contains restrictions on the ability of CMOF or any CMOF Subsidiary to pay dividends or other distributions, other than the CMOF Governing Documents or any equivalent organizational or governing documents of any other CMOF Subsidiary;

(xi) has continuing “earn-out” or other similar contingent purchase price payment obligations, in each case that could result in payments, individually or in the aggregate, in excess of $100,000;

(xii) provides for the management or operation of any of the CMOF Properties by any third party;

(xiii) is a lease, sublease, license or other rental agreement or occupancy agreement that grants any possessory interest in and to any space situated on or in the CMOF Properties or that otherwise gives rights with regard to the use of the CMOF Properties pursuant to which CMOF or any CMOF Subsidiary expects to receive annualized rental income per year in excess of $100,000;

(xiv) is a ground lease under which CMOF or a CMOF Subsidiary holds a leasehold interest in the CMOF Properties or any portion thereof;

(xv) provides a right of first refusal or right of first offer of any real property;

(xvi) is with a Governmental Authority other than a utility agreement with a Governmental Authority; or

(xvii) is both (A) not made in the ordinary course of business and (B) material to CMOF and the CMOF Subsidiaries, taken as a whole.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a CMOF Material Adverse Effect, each CMOF Material Contract is legal, valid, binding on and enforceable against CMOF or the CMOF Subsidiary that is a party thereto and, to the Knowledge of CMOF, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither CMOF nor any of the CMOF Subsidiaries nor, to the Knowledge of CMOF, any other party thereto, is in breach or violation of, or default under, any CMOF Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CMOF Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect. Neither CMOF nor any CMOF Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CMOF Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect.

Section 4.13 Taxes.

(a) CMOF and each CMOF Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CMOF and each CMOF Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. If and to the extent requested by CCI, true and complete copies of all U.S. federal income Tax Returns that have been filed with the IRS by CMOF and each CMOF Subsidiary with respect to the taxable years ending on or after CMOF’s or such CMOF Subsidiary’s formation, as applicable, have been made available to CCI. No written claim has been proposed by any Governmental Authority in any jurisdiction where CMOF or any CMOF Subsidiary do not file Tax Returns that CMOF or any CMOF Subsidiary is or may be subject to Tax by such jurisdiction.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CMOF or any CMOF Subsidiary; (ii) no material deficiency for any material Taxes of CMOF or any CMOF Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect; (iii) neither CMOF nor any CMOF Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CMOF nor any CMOF Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CMOF nor any CMOF Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(c) Each CMOF Subsidiary that is a partnership, joint venture or limited liability company has been, since it became a CMOF Subsidiary, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for U.S. federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CMOF Subsidiary is a corporation for U.S. federal income tax purposes.

(d) Since its inception, CMOF has not, and none of the CMOF Subsidiaries have, incurred any material liability for Tax other than (i) in the ordinary course of business, or (ii) transfer or similar Taxes arising in connection with sales of property. No event has occurred, and to the Knowledge of CMOF no condition or circumstances exists, which presents a material risk that any material liability for Taxes described in the preceding sentence will be imposed upon CMOF or any CMOF Subsidiary.

(e) CMOF and the CMOF Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f) There are no CMOF Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CMOF threatened to raise, a material claim against CMOF or any CMOF Subsidiary for any breach of any CMOF Tax Protection Agreements. As used herein, “CMOF Tax Protection Agreement” means any written agreement to which CMOF or any CMOF Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests or limited liability company interests in a CMOF Subsidiary Partnership (as defined below) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CMOF Subsidiary Partnership, CMOF or any CMOF Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CMOF Subsidiary Partnership” means a CMOF Subsidiary that is a partnership for U.S. federal income tax purposes.

(g) There are no Tax Liens upon any property or assets of CMOF or any CMOF Subsidiary except Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(h) There are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CMOF and the CMOF Subsidiaries) with respect to or involving CMOF or any CMOF Subsidiary.

(i) Neither CMOF nor any CMOF Subsidiary has requested or received any private letter ruling or other similar written ruling of a Governmental Authority or entered into any written agreement with a Governmental Authority with respect to any Taxes, and neither CMOF nor any CMOF Subsidiary is subject to any such private letter ruling or other similar written ruling of a Governmental Authority.

(j) Neither CMOF nor any CMOF Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CMOF Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(k) Neither CMOF nor any CMOF Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither CMOF nor any CMOF Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(m) No written power of attorney that has been granted by CMOF or any CMOF Subsidiary (other than to CMOF or a CMOF Subsidiary) currently is in force with respect to any matter relating to material Taxes.

(n) CMOF does not own a direct or indirect interest in an entity that is treated as a REIT for U.S. federal and applicable state and local income tax purposes.

(o) Neither CMOF nor any CMOF Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CMOF is there any other fact or circumstance that could reasonably be expected to prevent, the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.14 Intellectual Property. Neither CMOF nor any CMOF Subsidiary: (a) owns any registered trademarks, patents or copyrights, (b) has any pending applications, registrations or recordings for any trademarks, patents or copyrights or (c) is a party to any Contracts with respect to use by CMOF or any CMOF Subsidiary of any trademarks or patents of any third party. Except as, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect, to the Knowledge of CMOF (i) no Intellectual Property used by CMOF or any CMOF Subsidiary infringes or is alleged to infringe any Intellectual Property rights of any third party, (ii) no Person is misappropriating, infringing or otherwise violating any Intellectual Property of CMOF or any CMOF Subsidiary, and (iii) CMOF and the CMOF Subsidiaries own or are licensed to use, or otherwise possess valid rights to use, all Intellectual Property necessary to conduct the business of CMOF and the CMOF Subsidiaries as it is currently conducted. Since January 1, 2019, neither CMOF nor any CMOF Subsidiary has received any written or, to the Knowledge of CMOF, verbal complaint, claim or notice alleging misappropriation, infringement or violation of any Intellectual Property rights of any third party.

Section 4.15 Insurance. Section 4.15 of the CMOF Disclosure Letter sets forth, for all material insurance policies and all material fidelity bonds of CMOF and the CMOF Subsidiaries, the general type of insurance, insurer, policy number and aggregate limit (the “CMOF Insurance Policies”). All such insurance policies are in full force and effect and no written notice of cancellation or termination has been received by CMOF or any CMOF Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. Except as, individually, or in the aggregate, would not reasonably be expected to be material to CMOF and the CMOF Subsidiaries, taken as a whole, (a) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CMOF Insurance Policy, or permit termination or modification thereof, (b) all premiums currently due and payable under all CMOF Insurance Policies have been paid, and (c) CMOF and the CMOF Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CMOF Insurance Policies.

Section 4.16 Benefit Plans.

(a) CMOF and the CMOF Subsidiaries do not and are not required to, and have not and have never been required to, maintain, sponsor or contribute to any Benefit Plans. Neither CMOF nor any CMOF Subsidiary has any contract, plan or commitment, whether or not legally binding, to create any Benefit Plan.

(b) None of CMOF, any CMOF Subsidiaries or any of their respective ERISA Affiliates has ever maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) a “pension plan” under Section 3(2) of ERISA that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code).

(c) Neither CMOF nor any CMOF Subsidiary has, or has ever had, any employees.

Section 4.17 Related-Party Transactions. Except as set forth in Section 4.17 of the CMOF Disclosure Letter, prior to the date hereof, no agreements, arrangements or understandings between CMOF or any CMOF Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CMOF and CMOF Subsidiaries), are in existence that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC if CMOF were subject to such regulation.

Section 4.18 Brokers. No broker, investment banker or other Person (other than the Persons listed in Section 4.18 of the CMOF Disclosure Letter, pursuant to the terms of the engagement letter between CMOF and such Person, true, correct and complete copies of which have been provided to CCI prior to the date hereof) is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CMOF or any CMOF Subsidiary.

Section 4.19 Opinion of Financial Advisor. The CMOF Special Committee has received the oral opinion of CBRE Capital Advisors, Inc. (the “CMOF Financial Advisor”), which was confirmed in writing as of the date of this Agreement, to the effect that, as of the date specified in such written opinion and based on and subject to the assumptions, limitations, qualifications and conditions set forth in such written opinion, the Exchange Ratio is fair, from a financial point of view, to such holders. CMOF will deliver to CCI a complete and correct copy of such opinion promptly after receipt thereof by the CMOF Special Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 4.20 Takeover Statutes; Appraisal Rights. The CMOF Board has taken all action necessary to render inapplicable to the Company Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement. No dissenters’, appraisal or similar rights are available to the holders of CMOF Common Stock with respect to the Mergers and the other transactions contemplated by this Agreement.

Section 4.21 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 4, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CMOF Party nor any Person on behalf of a CMOF Party has made any representation or warranty, expressed or implied, with respect to CMOF, any CMOF Subsidiary, including their respective businesses, operations, assets (including the CMOF Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CMOF or any CMOF Subsidiary.

(b) Notwithstanding anything contained in this Agreement to the contrary, the CMOF Parties acknowledge and agree with the representation of the CCI Parties in Section 5.21(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CCI Parties or any other Person has made or is making, and the CMOF Parties are not relying on, any representations or warranties relating to the CCI Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CMOF Parties or any of their Representatives by the CCI Parties or their Representatives.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE CCI PARTIES

Except as set forth in (a) the disclosure letter delivered by the CCI Parties to the CMOF Parties prior to the execution and delivery of this Agreement (the “CCI Disclosure Letter”) (it being acknowledged and agreed that disclosure of any item in any section or subsection of the CCI Disclosure Letter shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face, or (b) the CCI SEC Documents publicly filed with or publicly furnished to the SEC on or after January 1, 2021 and prior to the date of this Agreement and available on the SEC’s Electronic Data Gathering and Retrieval System, excluding any information or documents incorporated by reference therein or filed as exhibits thereto and any disclosures set forth or referenced in any risk factor section, forward-looking statements section or in any other section therein to the extent they are forward-looking statements or cautionary, non-specific, predictive or forward-looking in nature (and then only to the extent that the relevance of any disclosed event, item or occurrence in such filings to a matter covered by a representation or warranty set forth in this Article 5 is reasonably apparent on its face), the CCI Parties hereby jointly and severally represent and warrant to the CMOF Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Each of the CCI Parties is a corporation or other entity that is duly incorporated or organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite corporate or limited liability company, as the case may be, power and authority to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of the CCI Parties is duly qualified or licensed to do business and is in good standing (to the extent applicable) in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b) Except as set forth in Section 5.1(b) of the CCI Disclosure Letter, neither CCI nor any CCI Subsidiary directly or indirectly owns any equity interest or investment (whether equity or debt) in any Person (other than in the CCI Subsidiaries and investments in short term investment securities).

(c) CCI has made available to the CMOF Parties complete and correct copies of the CCI Governing Documents, which are in full force and effect as of the date of this Agreement. Each of the CCI Parties is in compliance with the terms of its applicable CCI Governing Documents in all material respects.

(d) CCI has not exempted any “Person” from the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” or established or increased an “Excepted Holder Limit” as such terms are defined in the CCI Charter, which exemption or Excepted Holder Limit is currently in effect.

Section 5.2 Authority.

(a) Each of the CCI Parties has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Mergers. The execution and delivery of this Agreement by the CCI Parties and the consummation by them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate, limited liability company or partnership actions, as applicable, and no other proceedings on the part of the CCI Parties are necessary to authorize this Agreement or the Mergers or to consummate the other transactions contemplated by this Agreement, subject to the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the SDAT and the filing of the Certificate of Merger with, and acceptance for record of such Certificate of Merger by, the Delaware Secretary.

(b) This Agreement has been duly executed and delivered by the CCI Parties and, assuming due authorization, execution and delivery by the CMOF Parties, constitutes a legally valid and binding obligation of the CCI Parties, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(c) On the recommendation of the CCI Conflicts Committee, the CCI Board (including a majority of directors not otherwise interested in the Mergers) adopted resolutions (i) declaring that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable and in the best interests of CCI and its stockholders and are fair and reasonable to CCI and on terms and conditions no less favorable to CCI than those available from unaffiliated third parties, and (ii) authorizing and approving this Agreement, the Mergers and the other transactions contemplated by this Agreement.

Section 5.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the CCI Parties do not, and the performance of this Agreement and its obligations hereunder will not, (i) conflict with or violate any provision of the CCI Governing Documents or any equivalent organizational or governing documents of any other CCI Subsidiary, or (ii) conflict with or violate any Law applicable to the CCI Parties or by which any property or asset of the CCI Parties is bound, except, as to clause (ii) above, for any such conflicts or violations, which, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of the CCI Parties do not, and the performance of this Agreement by each of the CCI Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the CCI Parties, except (i) the filing with the SEC of the Form S-4 and such other reports under or compliance with the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL and the MLLCA, (iii) the filing of the Certificate of Merger with, and the acceptance for record of the Certificate of Merger by, the Delaware Secretary pursuant to the DRULPA, (iv) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws and (v) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. No vote of CCI’s equity or debt holders is necessary to adopt this Agreement or to approve the Mergers or any of the transactions contemplated by this Agreement.

Section 5.4 Capital Structure.

(a) The authorized capital stock of CCI consists of (i) 1,000,000,000 shares of common stock, $0.01 par value per share, of which (A) 125,000,000 shares are classified as Class A common stock, $0.01 par value per share (“CCI Class A Common Stock”), (B) 275,000,000 shares are classified as Class D common stock, $0.01 par value per share (“CCI Class D Common Stock”), (C) 275,000,000 shares are classified as Class I common stock, $0.01 par value per share (“CCI Class I Common Stock”), (D) 275,000,000 shares are classified as Class T common stock, $0.01 par value per share (“CCI Class T Common Stock”), and (E) 50,000,000 shares are classified as Class TX common stock, $0.01 par value per share (“CCI Class TX Common Stock” and together with the CCI Class A Common Stock, CCI Class D Common Stock, CCI Class I Common Stock and CCI Class T Common Stock, the “CCI Common Stock”), and (ii) 100,000,000 shares of preferred stock, $0.01 par value per share, of which (A) 12,800,000 shares are designated as Series 2019 Preferred Stock, $0.01 par value per share (“CCI Series 2019 Preferred Stock”). As of the close of business on the date hereof, (i) 23,020,124.94 shares of CCI Class A Common Stock were issued and outstanding, (ii) 1,018.72 shares of CCI Class D Common Stock were issued and outstanding, (iii) 2,186,819.25 shares of CCI Class I Common Stock were issued and outstanding, (iv) 3,343,059.27 shares of CCI Class T Common Stock were issued and outstanding, (v) 17,531.59 shares of CCI Class TX Common Stock were issued and outstanding, (vi) 12,729,485.20 shares of CCI Series 2019 Preferred Stock were issued and outstanding. All of the outstanding shares of CCI Common Stock and CCI Series 2019 Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

(b) As of the close of business on the date hereof, (i) 30,149,254.11 CROP Common Units were outstanding, (ii) 12,729,485.20 CROP Series 2019 Preferred Units were outstanding, (v) 1,221,918.14 CROP LTIP Units were outstanding, (vi) the CROP Special Limited Partnership Interest was outstanding, and (viii) 28,568,533.77 CROP General Partner Units were outstanding, all of which were held by CCI.

(c) All of the outstanding equity interests in Merger Sub are duly authorized and validly issued. CCI owns all of the issued and outstanding capital stock of, or other equity interests in, Merger Sub, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(d) All of the outstanding shares of capital stock of each CCI Subsidiary that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding equity interests in each of the CCI Subsidiary that is a partnership or limited liability company are duly authorized and validly issued and holders thereof have no obligations to make any further payments solely by reason of their ownership thereof. CCI owns, directly or indirectly, all of the outstanding shares of capital stock of, or equity interests in, each of the CCI Subsidiaries, free and clear of all Liens, other than Permitted Liens, and free of preemptive rights.

(e) There are no bonds, debentures, notes or other Indebtedness having general voting rights (or convertible into securities having such rights) of CCI or any CCI Subsidiary issued and outstanding (“CCI Voting Debt”). Except for the equity interests of the CCI Parties issued pursuant to CCI’s outstanding equity plans, there are no outstanding subscriptions, securities options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities, preemptive rights, anti-dilutive rights, rights of first refusal or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which CCI or any CCI Subsidiary is a party or by which any of them is bound obligating CCI or any of the CCI Subsidiaries to (i) issue, transfer or sell or create, or cause to be issued, transferred or sold or created any additional shares of capital stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of CCI or any CCI Subsidiary or securities convertible into or exchangeable for such shares or other equity interests, (ii) issue, grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments or (iii) redeem, repurchase or otherwise acquire any such shares of capital stock, CCI Voting Debt or other equity interests (other than CCI Common Stock reserved for issuance in respect of CROP Common Units).

(f) Neither CCI nor any CCI Subsidiary is a party to or bound by any Contracts concerning the voting (including voting trusts and proxies) of any capital stock of CCI or any CCI Subsidiary.

(g) All dividends or other distributions on the shares of capital stock of CCI or CROP Partnership Units and any material dividends or other distributions on any securities of any CCI Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends or other distributions have been publicly announced and are not yet due and payable).

(h) All of the outstanding securities of the CCI Parties were issued in compliance with applicable securities Laws.

Section 5.5 Availability.

(a) At the Company Merger Effective Time, CCI will have sufficient authorized but unissued shares of CCI Common Stock for CCI to meet its obligation to deliver the Company Merger Consideration under this Agreement and such shares of CCI Common Stock will be duly authorized and, when issued in accordance with this Agreement, validly issued, fully paid and nonassessable.

(b) At the Partnership Merger Effective Time, the CROP Common Units to be issued by CROP as Partnership Merger Consideration, will be duly authorized and, when issued in accordance with this Agreement, validly issued.

Section 5.6 SEC Documents; Financial Statements; Off-Balance Sheet Arrangements; Internal Controls; Investment Company Act; Anti-Corruption Laws.

(a) CCI has timely filed with, or furnished (on a publicly available basis) to the SEC, all forms, documents, certifications, statements, schedules and reports required to be filed or furnished by CCI under the Exchange Act or the Securities Act (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”)) since January 1, 2019 (the forms, documents, certifications, statements, schedules, reports (including the financial statements referenced in Section 5.6(e)) filed with the SEC since January 1, 2019, including those filed with the SEC since the date of this Agreement, if any, including any amendments thereto, the “CCI SEC Documents”).

(b) As of their respective filing dates, the CCI SEC Documents (i) complied, or with respect to CCI SEC Documents filed after the date hereof, will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act, and (ii) did not, or with respect to CCI SEC Documents filed after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the CCI SEC Documents is, to the Knowledge of CCI, the subject of ongoing SEC review, and CCI does not have any unresolved comments from the SEC with respect to any CCI SEC Documents. None of the CCI SEC Documents is the subject of any confidential treatment request by CCI.

(c) If and to the extent requested by CMOF, CCI has made available to CMOF complete and correct copies of all written correspondence between the SEC, on the one hand, and CCI, on the other hand, since December 31, 2019. No CCI Subsidiary is separately subject to the periodic reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act.

(d) At all applicable times, CCI has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The consolidated audited and unaudited financial statements of CCI and the CCI Subsidiaries included, or incorporated by reference, in the CCI SEC Documents, including the related notes and schedules, (i) have been prepared from, are in accordance with, and accurately reflect the books and records of CCI and the CCI Subsidiaries in all material respects, (ii) complied as of their respective dates in all material respects with the then-applicable accounting requirements of the Securities Act and the Exchange Act, (iii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act, which such adjustments are not, individually or in the aggregate, material to CCI) and (iv) fairly present, in all material respects (subject, in the case of unaudited financial statements, for normal and recurring year-end adjustments, none of which is material, individually or in the aggregate), the consolidated financial position of CCI and the CCI Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of CCI and the CCI Subsidiaries for the periods presented therein.

(f) CCI maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) to provide reasonable assurance that material information required to be disclosed by CCI in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to CCI’s management as appropriate to allow timely decisions regarding required disclosure. CCI has designed and maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act) reasonably designed to provide reasonable assurances regarding the reliability of financial reporting for CCI and the consolidated CCI Subsidiaries. To the Knowledge of CCI, such disclosure controls and procedures are effective in timely alerting the principal executive officer and principal financial officer of CCI to material information required to be included in CCI’s periodic reports required under the Exchange Act. To the Knowledge of CCI as of the date of this Agreement, the principal executive officer and principal financial officer of CCI have disclosed to CCI’s auditors and the audit committee of the CCI Board (and made summaries of such disclosures available to CMOF), (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect CCI’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting.

(g) CCI is not, and none of the CCI Subsidiaries is, a party to, and neither CCI nor any CCI Subsidiary has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement, including any arrangement relating to any transaction or relationship between or among CCI and any CCI Subsidiary, on the one hand, and any unconsolidated Affiliate of CCI or any CCI Subsidiary, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, CCI, any CCI Subsidiary or CCI’s or such CCI Subsidiary’s audited financial statements or other CCI SEC Documents.

(h) Neither CCI nor any CCI Subsidiary is required to be registered as an investment company under the Investment Company Act.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a CCI Material Adverse Effect, neither CCI nor any of the CCI Subsidiaries nor, to the Knowledge of CCI, any director, officer or employee of CCI or any CCI Subsidiary, in their capacity as such, has (i) knowingly used any corporate funds for any unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee, or (iii) made any unlawful bribe, rebate, payoff, kickback or other unlawful payment to any foreign or domestic government official or employee, in each case, in violation in any material respect of any applicable Anti-Corruption Law. Neither CCI nor any CCI Subsidiary has received any written communication that alleges that CCI or any CCI Subsidiary is, or may be, in violation of, or has, or may have, any liability under, any Anti-Corruption Law.

Section 5.7 Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement, since December 31, 2021 through the date of this Agreement, there has not been any CCI Material Adverse Effect or any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, with all other events, circumstances, changes, effects, developments, conditions or occurrences, would reasonably be expected to have a CCI Material Adverse Effect.

Section 5.8 No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against on the balance sheet of CCI dated as of March 31, 2022 (including the notes thereto) contained in the CCI SEC Documents, (b) for liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (c) for liabilities or obligations incurred in the ordinary course of business since March 31, 2022, neither CCI nor any CCI Subsidiary has any liability or obligation (whether accrued, absolute, contingent or otherwise) that either alone or in the aggregate has had, or would reasonably be expected to have, a CCI Material Adverse Effect.

Section 5.9 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.12, which are addressed solely in that Section, CCI and each CCI Subsidiary is in possession of all Permits necessary for CCI and each CCI Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as they are being conducted (the “CCI Permits”), and all such CCI Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. CCI has paid all fees and assessments due and payable, in each case, in connection with all such Permits except where failure to pay, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. No event has occurred with respect to any of the CCI Permits which permits, or after notice or lapse of time or both would permit, revocation or termination thereof or would result in any other material impairment of the rights of the holder of any such CCI Permits. Neither CCI nor any of the CCI Subsidiaries has received any notice of, nor, to the Knowledge of CCI, is there pending, any applicable petition, objection or other pleading with any Governmental Authority having jurisdiction or authority over the operations of CCI or the CCI Subsidiaries or the CCI Properties that impairs the validity of any CCI Permit or which would reasonably be expected, if accepted or granted, to result in the revocation of any CCI Permit, except where the impairment or revocation of any such CCI Permits, individually, or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

(b) Since January 1, 2019, neither CCI nor any CCI Subsidiary has been in conflict with, or in default or violation of, any Law applicable to CCI or any CCI Subsidiary or by which any property or asset of CCI or any CCI Subsidiary is bound, (except for compliance with Laws addressed in Section 5.11, Section 5.12, and Section 5.14, which are solely addressed in those Sections), except, in each case, for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

Section 5.10 Litigation. As of the date hereof, there is no material Action to which CCI or any CCI Subsidiary is a party (either as plaintiff or defendant) pending or, to the Knowledge of CCI, overtly threatened before any Governmental Authority and, to the Knowledge of CCI, there is no basis for any such Action that would reasonably be expected to have a CCI Material Adverse Effect. As of the date hereof, (a) neither CCI nor any CCI Subsidiary has been permanently or temporarily enjoined by any Order from engaging in or continuing to conduct the business of CCI or the CCI Subsidiaries, (b) no Order has been issued in any Action to which CCI or any of the CCI Subsidiaries is or was a party, or, to the Knowledge of CCI, in any other Action, that enjoins or requires CCI or any of the CCI Subsidiaries to take action of any kind with respect to its businesses, assets or properties.

Section 5.11 Properties.

(a) The CCI Properties are free and clear of all Liens, except for Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a CCI Material Adverse Effect, to the Knowledge of CCI as of the date hereof, (i) neither CCI nor any CCI Subsidiary has received written notice of any uncured violation of any Law affecting any portion of any of the CCI Properties issued by any Governmental Authority, and (ii) neither CCI nor any CCI Subsidiary has received written notice to the effect that there is any (A) condemnation or rezoning proceeding that is pending or threatened with respect to any of the CCI Properties, or (B) zoning, building or similar Law that is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the CCI Properties or by the continued maintenance, operation or use of the parking areas associated with the CCI Properties.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a CCI Material Adverse Effect, with respect to the CCI Properties as of the date hereof, CCI and the CCI Subsidiaries have good title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole. Except as would not reasonably be expected to be material to CCI or the CCI Subsidiaries, taken as a whole, neither CCI’s nor the CCI Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Permitted Liens.

(c) A policy of title insurance has been issued for each CCI Property insuring, as of the effective date of such insurance policy, (i)(A) fee simple title interest held by CCI or the applicable CCI Subsidiary with respect to CCI Properties that are not subject to ground leases and (B) a valid leasehold estate held by CCI or the applicable CCI Subsidiary that are subject to ground leases and (ii) to the Knowledge of CCI, such insurance policies are in full force and effect, and no material claim has been made against any such policy that remains outstanding.

Section 5.12 Environmental Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect: (a) no written notification, demand, request for information, citation, summons, notice of violation or order has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, suit or proceeding is pending or, to the Knowledge of CCI, is threatened, in each case relating to CCI or any of the CCI Subsidiaries or any of their respective properties, and relating to or arising out of any Environmental Law or Hazardous Substance; and (b) CCI and the CCI Subsidiaries are, and for the past year have been, in compliance with all Environmental Laws and all applicable Environmental Permits.

Section 5.13 Material Contracts.

(a) Each Contract required to be filed (or incorporated by reference) as an exhibit to any CCI SEC Document filed on or after January 1, 2021 pursuant to Item 601(b)(1), (2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act has been so filed (or incorporated by reference) (such Contracts, “CCI Material Contracts”).

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a CCI Material Adverse Effect, each CCI Material Contract is legal, valid, binding on and enforceable against CCI or the CCI Subsidiary that is a party thereto and, to the Knowledge of CCI, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Neither CCI nor any of the CCI Subsidiaries nor, to the Knowledge of CCI, any other party thereto, is in breach or violation of, or default under, any CCI Material Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a violation, breach or default under any CCI Material Contract, except where in each case such breach, violation or default, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect. Neither CCI nor any CCI Subsidiary has received written notice of any violation or default under, or currently owes any termination, cancellation or other similar fees or any liquidated damages with respect to, any CCI Material Contract, except for violations, defaults, fees or damages that, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect.

Section 5.14 Taxes.

(a) CCI and each CCI Subsidiary has timely filed with the appropriate Governmental Authority all U.S. federal and state income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns are complete and correct in all material respects. CCI and each CCI Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions in accordance with GAAP for, all material Taxes required to be paid by them, whether or not shown on any Tax Return. No written claim has been proposed by any Governmental Authority in any jurisdiction where CCI or any CCI Subsidiary do not file Tax Returns that CCI or any CCI Subsidiary is or may be subject to Tax by such jurisdiction.

(b) Beginning with CCI’s taxable year ending on December 31, 2019, (i) CCI has been organized and operated in conformity with the requirements to qualify as a REIT under the Code, (ii) the current and proposed method of operation for CCI is expected to enable CCI to continue to meet the requirements for qualification as a REIT, and (iii) CCI has not taken any action that would, or omitted to take any action the omission of which would reasonably be expected to, result in CCI’s failure to qualify as a REIT, and no challenge to CCI’s status as a REIT is pending or threatened in writing.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings pending or threatened in writing with regard to any material Taxes or material Tax Returns of CCI or any CCI Subsidiary; (ii) no material deficiency for any material Taxes of CCI or any CCI Subsidiary has been claimed, proposed or assessed, in each case, in writing by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect; (iii) neither CCI nor any CCI Subsidiary has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither CCI nor any CCI Subsidiary is currently the beneficiary of any extension of time within which to file any material Tax Return, other than automatic extensions; and (v) neither CCI nor any CCI Subsidiary has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Each CCI Subsidiary that is a partnership, joint venture or limited liability company and that has not elected to be a “taxable REIT subsidiary” within the meaning of Section 856(1) of the Code (a “Taxable REIT Subsidiary”) has been, since it became a CCI Subsidiary, treated for U.S. federal income tax purposes as a partnership, disregarded entity, or a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (a “Qualified REIT Subsidiary”), as the case may be, and not as a corporation or an association taxable as a corporation whose separate existence is respected for U.S. federal income tax purposes, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code. No CCI Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary.

(e) Neither CCI nor any CCI Subsidiary holds any asset the disposition of which would be subject to Treasury Regulation Section 1.337(d)-7, nor has it disposed of any such asset during its current taxable year.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a CMOF Material Adverse Effect, there are no CCI Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of CCI threatened to raise, a material claim against CCI or any CCI Subsidiary for any breach of any CCI Tax Protection Agreements. As used herein, “CCI Tax Protection Agreement” means any written agreement to which CCI or any CCI Subsidiary is a party pursuant to which: (i) any liability to holders of limited partnership interests or limited liability company interests in a CCI Subsidiary Partnership (as defined below) relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; or (ii) in connection with the deferral of income Taxes of a holder of limited partnership interests or limited liability company interests in a CCI Subsidiary Partnership, CCI or any CCI Subsidiary has agreed to (A) maintain a minimum level of debt, continue a particular debt or provide rights to guarantee debt, (B) retain or not dispose of assets, (C) make or refrain from making Tax elections, or (D) only dispose of assets in a particular manner. As used herein, “CCI Subsidiary Partnership” means a CCI Subsidiary that is a partnership for U.S. federal income tax purposes.

(g) Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect, there are no Tax allocation or sharing agreements or similar arrangements (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes or any such agreement between or among solely CCI and the CCI Subsidiaries) with respect to or involving CCI or any CCI Subsidiary.

(h) Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect, neither CCI nor any CCI Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any CCI Subsidiary) under (A) Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, or (C) by Contract (other than customary Tax indemnification provisions in commercial Contracts not primarily relating to Taxes), or otherwise.

(i) Neither CCI nor any CCI Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) CCI’s dividends paid deduction, within the meaning of Section 561 of the Code, for each taxable year (other than the current taxable year), taking into account any dividends subject to Sections 857(b)(9) or 858 of the Code, has not been less than the sum of (i) CCI’s REIT taxable income, as defined in Section 857(b)(2) of the Code, determined without regard to any dividends paid deduction for such year and (ii) CCI’s net capital gain for such year.

(k) Neither CCI nor any CCI Subsidiary has taken any action or failed to take any action which action or failure would reasonably be expected to prevent, nor to the Knowledge of CCI, is there any other fact or circumstance that could reasonably be expected to prevent, the Company Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.15 Insurance. Except as, individually or in the aggregate, would not reasonably be expected to have a CCI Material Adverse Effect, (a) all material insurance policies and all material fidelity bonds of CCI and the CCI Subsidiaries (the “CCI Insurance Policies”) are in full force and effect, (b) from January 1, 2020 through the date hereof, no written notice of cancellation or termination has been received by CCI or any CCI Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, (c) there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a breach or default under any CCI Insurance Policy, or permit termination or modification thereof, (d) all premiums currently due and payable under all CCI Insurance Policies have been paid, and (e) CCI and the CCI Subsidiaries have otherwise complied in all material respects with the terms and conditions of all CCI Insurance Policies.

Section 5.16 Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission payable by the CMOF Parties or any of their Affiliates or any of their respective stockholders in connection with the Mergers and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of CCI or any CCI Subsidiary.

Section 5.17 Benefit Plans. Each CCI Benefit Plan has been established, administered, and maintained in all material respects in accordance with its terms and in all materials respects with the applicable provisions of ERISA, the Code and other applicable Laws and has no unfunded liabilities.

Section 5.18 Related Party Transactions. Except as described in the publicly available CCI SEC Documents filed with or furnished to the SEC on or after January 1, 2021 and prior to the date hereof and as set forth at Section 5.18 of the CCI Disclosure Letter, no agreements, arrangements or understanding between CCI or any CCI Subsidiary (or binding on any of their respective properties or assets), on the one hand, and any other Person, on the other hand (other than those exclusively among CCI and CCI Subsidiaries), are in existence that are not, but are required to be, disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.19 Opinion of Financial Advisor. The CCI Conflicts Committee has received the oral opinion of Scalar, LLC, which was confirmed in writing as of the date of this Agreement, to the effect that, as of the date of this Agreement and based on and subject to the assumptions, limitations, qualifications and conditions set forth in its written opinion, the Exchange Ratio provided for in the Company Merger is fair, from a financial point of view, to CCI. CCI will deliver to CMOF a complete and correct copy of such opinion promptly after receipt thereof by the CCI Conflicts Committee solely for informational purposes and on a non-reliance basis (though such delivery need not be prior to entering into this Agreement).

Section 5.20 Ownership of Merger Sub; Prior Activities.

(a) Merger Sub was formed to act as the general partner of CROP. All of the limited liability company membership interests of Merger Sub are owned, directly or indirectly, by CCI.

(b) Except for the obligations or liabilities incurred in connection with its organization, its business activities engaged in as the general partner of CROP and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Company Merger Effective Time, incurred, directly or indirectly through any subsidiary, any obligations or liabilities or engaged in any other business activities.

Section 5.21 No Other Representations and Warranties; Non-Reliance.

(a) Except for the representations and warranties expressly set forth in this Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, no CCI Party nor any Person on behalf of a CCI Party, has made any representation or warranty, expressed or implied, with respect to CCI or any CCI Subsidiary, including their respective businesses, operations, assets (including the CCI Properties), liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding CCI or any CCI Subsidiary.

(b) Notwithstanding anything contained in this Agreement to the contrary, the CCI Parties acknowledge and agree with the representation of the CMOF Parties in Section 4.21(a), and hereby acknowledge and confirm that, other than the representations and warranties expressly set forth in Article 5, or any document, agreement, certificate or other instrument contemplated by this Agreement, none of the CMOF Parties or any other Person has made or is making, and the CCI Parties are not relying on, any representations or warranties relating to the CMOF Parties whatsoever, express or implied, by operation of law or otherwise, including any implied representation or warranty as to the accuracy or completeness of any information furnished or made available to the CCI Parties or any of their Representatives by the CMOF Parties or their Representatives.

ARTICLE 6

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.1 Conduct of Business by the CMOF Parties.

(a) The CMOF Parties covenant and agree that, between the date of this Agreement and the earlier to occur of the Company Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except (i) to the extent required by applicable Law, (ii) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated by this Agreement, or (iv) as set forth in Section 6.1(a) of the CMOF Disclosure Letter, CMOF shall, and shall cause each CMOF Subsidiary to, (A) conduct its business in all material respects in the ordinary course of business, and (B) use all reasonable efforts to (1) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, and (2) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b) Without limiting the foregoing, the CMOF Parties further covenant and agree that, during the Interim Period, except (i) to the extent required by applicable Law, (ii) as may be consented to in advance in writing by CCI (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly contemplated by this Agreement, or (iv) as set forth in Section 6.1(b) of the CMOF Disclosure Letter, the CMOF Parties shall not, nor shall they cause or permit any CMOF Subsidiary to, do any of the following:

(i) except as set forth in Section 6.1(b)(i) of the CMOF Disclosure Letter or as contemplated in Section 7.3 in connection with a Superior Proposal, amend or propose to amend the CMOF Governing Documents or the equivalent organizational or governing documents of any CMOF Subsidiary or waive the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” (each, as defined in the CMOF Charter) or create an Excepted Holder Limit (as defined in the CMOF Charter) under the CMOF Charter;

(ii) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CMOF or any CMOF Subsidiary (other than a wholly owned subsidiary of CMOF);

(iii) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of CMOF Common Stock or any other equity securities or ownership interests in CMOF or any CMOF Subsidiary or otherwise make any payment to its or their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment of dividends or other distributions to CMOF or CMOF OP by any directly or indirectly wholly owned subsidiary of CMOF, and (B) distributions by any CMOF Subsidiary that is not wholly owned, directly or indirectly, by CMOF or CMOF OP, in accordance with the requirements of the organizational documents of such CMOF Subsidiary;

(iv) except as set forth in Section 6.1(b)(iv) of the CMOF Disclosure Letter or as required pursuant to the terms of any outstanding securities as set forth in the CMOF Governing Documents, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CMOF Common Stock or other equity or debt interests of CMOF or a CMOF Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(v) adopt a plan of merger or complete or partial liquidation or resolutions providing for or authorizing such merger, such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization except in connection with any transaction permitted by Section 6.1(b)(vi) in a manner that would not reasonably be expected to be materially adverse to the CMOF Parties or to prevent or impair the ability of the CMOF Parties to consummate the Mergers;

(vi) except as set forth in Section 6.1(b)(vi) of the CMOF Disclosure Letter, except for transactions among CMOF and one or more wholly owned subsidiaries of CMOF or among one or more wholly owned subsidiaries of CMOF, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CMOF or any of the capital stock or equity interests of any CMOF Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire any CMOF Common or other equity securities or ownership interests of any CMOF Subsidiary;

(vii) enter into any Contract or understanding with respect to the voting of any shares of CMOF Common Stock or other equity securities or ownership interests in CMOF or any CMOF Subsidiary;

(viii) acquire or agree to acquire any material assets, except (A) acquisitions by CMOF or any wholly owned subsidiary of CMOF of or from an existing wholly owned subsidiary of CMOF, (B) acquisitions described in Section 6.1(b)(viii) of the CMOF Disclosure Letter, and (C) other acquisitions of personal property for a purchase price of less than $100,000 in the aggregate;

(ix) except as permitted by Section 6.1(b)(x), sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except in the ordinary course of business, provided that any sale, mortgage, pledge, lease, assignment, transfer, disposition or deed in connection with the satisfaction of any margin call or the posting of collateral in connection with any Contract to which CMOF or any CMOF Subsidiary is a party shall be considered to be done in the ordinary course of business;

(x) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or guarantee such Indebtedness of another Person (other than a wholly owned subsidiary of CMOF) except (A) Indebtedness incurred under CMOF’s or any CMOF Subsidiary’s existing credit facilities in the ordinary course of business, (B) Indebtedness incurred in the ordinary course of business that does not, in the aggregate, exceed $100,000, and (C) refinancing of existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on CMOF compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing);

(xi) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than loans, advances or capital contributions to, or investments in, any wholly owned subsidiary of CMOF;

(xii) enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(xiii) except as set forth in Section 6.1(b)(xiii) of the CMOF Disclosure Letter, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CMOF Material Contract (or any Contract that, if existing as of the date hereof, would be a CMOF Material Contract) in any material respect, other than (A) in the ordinary course of business, (B) any termination or renewal in accordance with the terms of any existing CMOF Material Contract that occurs automatically without any action (other than notice of renewal) by CMOF or any CMOF Subsidiary, or (C) as may be reasonably necessary to comply with the terms of this Agreement;

(xiv) authorize, make or commit to make any material capital expenditures other than in the ordinary course of business or to address obligations under existing Contracts, or in conjunction with emergency repairs;

(xv) make any payment, direct or indirect, of any liability of CMOF or any CMOF Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business or in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xvi) waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (1) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by the CMOF on the most recent balance sheet of CMOF made available to CCI as of the date of this Agreement) no greater than $25,000 individually or $100,000 in the aggregate, (2) do not involve the imposition of injunctive relief against CMOF or any CMOF Subsidiary or the Surviving Company and (3) do not provide for any admission of material liability by CMOF or any of the CMOF Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CMOF in accordance with Section 7.6(c);

(xvii) (A) hire any officer or employee of CMOF or any CMOF Subsidiary, (B) except where due to cause, terminate any officer of CMOF or any CMOF Subsidiary, (C) increase in any manner the amount of compensation or benefits of any officer of CMOF or any CMOF Subsidiary or of any employee or officer of Cottonwood Capital Management II, LLC or any Affiliate thereof or (D) enter into or adopt, amend or terminate any bonus or other compensation or employee benefits arrangement for any officer of CMOF or any CMOF Subsidiary or any employee or officer of Cottonwood Capital Management II, LLC or any Affiliate thereof;

(xviii) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xix) enter into any new line of business;

(xx) form any new funds, joint ventures or non-traded real estate investment trusts or other pooled investment vehicles;

(xxi) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law;

(xxii) enter into or modify in a manner adverse to CMOF any CMOF Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; file or amend any material Tax Return; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary to qualify or preserve the status of any CMOF Subsidiary as a disregarded entity or partnership for U.S. federal income tax purposes;

(xxiii) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any CMOF Subsidiary to cease to be treated as any of a partnership or disregarded entity for U.S. federal income tax purposes;

(xxiv) take any action (or fail to take any action) that would make dissenters’, appraisal or similar rights available to the holders of the CMOF Common Stock with respect to the Company Merger or any other transactions contemplated by this Agreement;

(xxv) permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CMOF Material Adverse Effect;

(xxvi) materially modify or reduce the amount of any insurance coverage provided by the CMOF Insurance Policies;

(xxvii) except as set forth in Section 6.1(b)(xxvii) of the CMOF Disclosure Letter, enter into any transaction that would be disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act if CMOF were subject to such regulation except in the ordinary course of business or as contemplated by this Agreement; or

(xxviii) authorize, or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CMOF from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CMOF Board, such action or inaction is reasonably necessary (A) for CMOF to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law), or (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CMOF or any CMOF Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CMOF in accordance with this Agreement or otherwise as permitted pursuant to Section 6.1(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of the COVID-19 pandemic or any COVID-19 Measures on CMOF or any CMOF Subsidiary.

Section 6.2 Conduct of Business by the CCI Parties.

(a) CCI covenants and agrees that during the Interim Period, except (i) to the extent required by applicable Law, (ii) as may be consented to in advance in writing by CMOF (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as may be expressly contemplated by this Agreement, CCI shall, and shall cause each CCI Subsidiary to, (A) conduct its business in all material respects in the ordinary course of business, and (B) use all reasonable efforts to (1) preserve intact its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (2) maintain the status of CCI as a REIT, and (3) maintain its material assets and properties in their current condition (normal wear and tear and damage excepted).

(b) Without limiting the foregoing, CCI further covenants and agrees that, during the Interim Period, except (i) to the extent required by applicable Law, (ii) as may be consented to in advance in writing by CMOF (which consent shall not be unreasonably withheld, conditioned or delayed), or (iii) as may be expressly contemplated by this Agreement, CCI shall not, nor shall it cause or permit any CCI Subsidiary to, do any of the following:

(i) amend or propose to amend the CCI Governing Documents or the equivalent organizational or governing documents of any CCI Subsidiary (other than any amendments necessary to effect the Mergers or in connection with the issuance of CCI Common Stock and CROP Common Units) in a manner that would materially and adversely affect the rights of the holders of CMOF Common Stock relative to the treatment of existing holders of CCI Common Stock or would prevent, materially delay or materially impair the ability of the CCI Parties to perform their obligations under this Agreement or to consummate the Mergers;

(ii) amend the CCI Distribution Reinvestment Plan or the CCI Share Repurchase Program, in each case, in a manner material to CCI;

(iii) waive the “Aggregate Stock Ownership Limit” or the “Common Stock Ownership Limit” (each, as defined in the CCI Charter) or create an Excepted Holder Limit (as defined in the CCI Charter) under the CCI Charter;

(iv) adjust, split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of CCI or CROP;

(v) declare, set aside or pay any dividend on or make any other actual, constructive or deemed distributions (whether in cash, stock, property or otherwise) with respect to shares of CCI Common Stock or other equity securities or ownership interests in CCI or CROP or otherwise make any payment to their stockholders or other equity holders in their capacity as such, except for (A) the declaration and payment by CCI of regular dividends in accordance with past practice and at a rate not in excess of the regular cash dividend most recently declared prior to the date of this Agreement with respect to CCI Common Stock, subject to customary increases in accordance with past practices, for the period up to the Closing Date, (B) the declaration and payment by CROP of regular distributions in accordance with past practice, (C) the declaration and payment by CCI and CROP, as applicable, of the payments required under the terms of the CCI Series 2019 Preferred Stock and the corresponding CROP Series 2019 Preferred Units, (D) the declaration and payment of dividends or other distributions to CCI or CROP by any directly or indirectly wholly owned subsidiary of CCI, and (E) distributions by any CCI Subsidiary that is not wholly owned, directly or indirectly, by CCI or CROP, in accordance with the requirements of the organizational documents of such CCI Subsidiary; provided, that, notwithstanding the restriction on dividends and other distributions in this Section 6.2(b)(v), CCI and any CCI Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for CCI to maintain its status as a REIT under the Code (or applicable state Law) and avoid or reduce the imposition of any entity level income or excise Tax under the Code (or applicable state Law);

(vi) except as required or contemplated, pursuant to the terms of (A) any outstanding securities as set forth in the CCI Governing Documents, (B) the CCI Share Repurchase Program or (C) any securities or other awards issued under the CCI 2022 Equity Incentive Plan or other CCI Benefit Plans, redeem, repurchase or otherwise acquire, directly or indirectly, any shares of CCI Common Stock or any shares of capital stock or other securities of any CCI Subsidiary or securities convertible or exchangeable into or exercisable therefor;

(vii) adopt a plan of merger or complete or partial liquidation or resolutions providing for or authorizing such merger, such liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any transaction among CCI and one or more wholly owned CCI Subsidiaries or among one or more wholly owned CCI Subsidiaries, in each case, in a manner that would not reasonably be expected to be materially adverse to CCI or to prevent or impair the ability of the CCI Parties to consummate the Mergers;

(viii) except for (A) issuances of shares of CCI Common Stock registered with the SEC under the CCI Registration Statement on Form S-11 (File No. 333-258754), as amended or supplemented from time to time, in accordance with the plan of distribution set forth in such registration statement, (B) issuances of shares of CCI Common Stock pursuant to the CCI Distribution Reinvestment Plan, (C) issuances of shares of CCI Common Stock upon the exercise or settlement of any securities or other awards outstanding as of the date of this Agreement in accordance with the terms of the CCI Equity Incentive Plan or other CCI Benefit Plans, (D) grants of securities or other awards under the CCI Equity Incentive Plan in the ordinary course of business consistent with past practice, (E) issuances of shares of CCI Common Stock upon the exchange or conversion of CROP Partnership Units, (F) other issuances of CCI Common Stock or CROP Partnership Units; provided, that the gross proceeds to the Company from such issuances (excluding selling commissions, fees and other offering costs) is not less than the then-current CCI Net Asset Value per fully-diluted share/unit, and (F) issuances by one or more wholly owned CCI Subsidiaries of its capital stock or other equity interests to its parent or to another wholly owned CCI Subsidiary, issue, sell, pledge, dispose, encumber or grant any shares of capital stock of CCI or the capital stock or equity interests of any of the CCI Subsidiaries or any options, warrants, convertible securities or other rights of any kind to acquire capital stock of CCI or the common stock or other equity interests of any CCI Subsidiary;

(ix) enter into any Contract or understanding with respect to the voting of any shares of CCI or any of the CCI Subsidiaries;

(x) incur, create, assume, refinance, replace or prepay any Indebtedness of another Person (other than a wholly owned CCI Subsidiary), except for (A) Indebtedness incurred in the ordinary course of business, including Indebtedness borrowed under CCI’s or any CCI Subsidiary’s existing credit facilities, (B) refinancing of existing Indebtedness in the ordinary course of business (provided, that the terms of such new Indebtedness shall not be materially more onerous on CCI compared to the existing Indebtedness), and (C) repayments of Indebtedness in the ordinary course of business and mandatory payments under the terms of any Indebtedness in accordance with its terms;

(xi) enter into any “keep well” or similar agreement to maintain the financial condition of another entity;

(xii) other than in the ordinary course of business, enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any material rights or claims under, any CCI Material Contract (or any Contract that, if existing as of the date hereof, would be a CCI Material Contract) in any material respect, other than (A) any termination or renewal in accordance with the terms of any existing CCI Material Contract that occurs automatically without any action (other than notice of renewal) by CCI or any CCI Subsidiary or (B) as may be reasonably necessary to comply with the terms of this Agreement;

(xiii) make any payment, direct or indirect, of any liability of CCI or any CCI Subsidiary before the same comes due in accordance with its terms, other than (A) in the ordinary course of business or (B) in connection with dispositions or refinancings of any Indebtedness otherwise permitted hereunder;

(xiv) except as set forth in Section 6.2(b)(xiv) of the CCI Disclosure Letter, waive, release, assign, settle or compromise any material Action, other than waivers, releases, assignments, settlements or compromises that (A) (1) involve only the payment of monetary damages in an amount (less any portion of such payment payable under an existing property-level insurance policy or reserved for such matter by CCI on the most recent balance sheet included in the CCI SEC Documents as of the date of this Agreement) no greater than $500,000 individually or $1,000,000 in the aggregate, (2) do not involve the imposition of injunctive relief against CCI or any CCI Subsidiary or the Surviving Corporation and (3) do not provide for any admission of material liability by CCI or any of the CCI Subsidiaries, or (B) are made with respect to any Action involving any present, former or purported holder or group of holders of capital stock of CCI in accordance with Section 7.6(c);

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP or make any material change to its methods of accounting in effect on January 1, 2021, except as required by a change in GAAP or in applicable Law, or make any change with respect to accounting policies, principles or practices unless required by GAAP;

(xvi) enter into any new line of business;

(xvii) other than in the ordinary course of business, form any new funds or joint ventures or form non-traded real estate investment trusts or other pooled investment vehicles;

(xviii) modify in a manner adverse to CCI any CCI Tax Protection Agreement; make, change or rescind any material election relating to Taxes; change a material method of Tax accounting; settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment; enter into any material closing agreement related to Taxes; knowingly surrender any right to claim any material Tax refund; or give or request any waiver of a statute of limitations with respect to any material Tax Return except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve CCI’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any CCI Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) other than in the ordinary course of business, permit any Liens, except Permitted Liens or Liens that would not reasonably be expected to have a CCI Material Adverse Effect;

(xx) materially modify or reduce the amount of any insurance coverage provided by the CCI Insurance Policies;

(xxi) except as set forth in Section 6.2(b)(xxi) of the CCI Disclosure Letter, enter into any transaction disclosable under item 404(a) of Regulation S-K promulgated under the Exchange Act except in the ordinary course of business or as contemplated by this Agreement;

(xxii) fail to remain a “publicly offered” REIT under Section 562(c) of the Code;

(xxiii) fail to timely file all material reports and other material documents required to be filed with the SEC or any other Governmental Authority, subject to extensions permitted by Law or applicable rules or regulations;

(xxiv) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause CCI to fail to qualify as a REIT; or

(xxv) authorize or enter into any Contract or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit CCI from taking any action, or refraining to take any action, at any time or from time to time (i) if, in the reasonable judgment of the CCI Board, such action or inaction is reasonably necessary (A) for CCI to avoid or to continue to avoid incurring entity level income or excise Taxes under the Code (or applicable state Law) or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Company Merger Effective Time, (B) to establish or maintain any exemption from or otherwise avoid the imposition of any requirement that CCI or any CCI Subsidiary be registered as an investment company under the Investment Company Act, including making dividend or any other actual, constructive or deemed distribution payments to stockholders of CCI in accordance with this Agreement or otherwise as permitted pursuant to Section 6.2(b)(iii), or (ii) to take actions in good faith to respond to the actual or anticipated effects of the COVID-19 pandemic or any COVID-19 Measures on CCI or any CCI Subsidiary.

Section 6.3 No Control of Other Parties’ Business. Nothing contained in this Agreement shall give (a) any CCI Party, directly or indirectly, the right to control or direct CMOF or any CMOF Subsidiary’s operations prior to the Company Merger Effective Time, or (b) any CMOF Party, directly or indirectly, the right to control or direct CCI or any CCI Subsidiary’s operations prior to the Company Merger Effective Time. Prior to the Company Merger Effective Time, (a) CMOF shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CMOF Subsidiaries’ respective operations, and (b) CCI shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the CCI Subsidiaries’ respective operations.

ARTICLE 7

ADDITIONAL COVENANTS

Section 7.1 Preparation of the Form S-4 and the CMOF Proxy Materials; Stockholder Approval.

(a) As promptly as reasonably practicable following the date of this Agreement, CCI shall prepare (with CMOF’s reasonable cooperation) and cause to be filed with the SEC, a registration statement on Form S-4 under the Securities Act (the “Form S-4”), which will include applicable CMOF proxy solicitation materials (“CMOF Proxy Materials”), to register under the Securities Act the shares of CCI Class A Common Stock to be issued in the Company Merger (the “Registered Securities”). Each of CCI and CMOF shall use its reasonable best efforts to (i) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (ii) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (iii) keep the Form S-4 effective for so long as necessary to permit the CCI Class A Common Stock to be issued in the Company Merger, unless this Agreement is terminated pursuant to Section 9.1. Each of CCI and CMOF shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to such other Party and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the CMOF Proxy Materials and shall provide to their and each other’s counsel such representations as reasonably necessary to render the opinions required to be filed therewith. The Form S-4 and the CMOF Proxy Materials shall include all information reasonably requested by such other Party to be included therein. CCI shall promptly notify CMOF upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4, and shall, as promptly as practicable after receipt thereof, provide CMOF with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand, and all written comments with respect to the Form S-4 received from the SEC and advise the other Party of any oral comments with respect to the Form S-4 received from the SEC. CCI shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4, and CMOF shall reasonably cooperate in responding to such comments. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) with the SEC or responding to any comments of the SEC with respect thereto, each of CMOF and CCI shall cooperate and provide the other Party a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give due consideration to all reasonable comments provided by the other Party. CCI shall notify CMOF, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification for offering or sale in any jurisdiction of the Registered Securities, and CCI and CMOF shall use their reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. CCI shall also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the Registered Securities, and CMOF shall furnish all information concerning CMOF and its stockholders as may be reasonably requested in connection with any such actions.

(b) None of the information supplied or to be supplied in writing by or on behalf of the CCI Parties for inclusion or incorporation by reference in (i) the CMOF Proxy Materials will, at the time it is first mailed to the holders of CMOF Common Stock or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. All documents that CCI is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement, to the extent relating to CCI and the CCI Subsidiaries (or other information supplied by or on behalf of CCI or any CCI Subsidiaries for inclusion therein) will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. The covenants contained in this Section 7.1(b) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CMOF Parties.

(c) None of the information supplied or to be supplied in writing by or on behalf of the CMOF Parties for inclusion or incorporation by reference in (i) the CMOF Proxy Materials will, at the time it is first mailed to the holders of CMOF Common Stock or on the Closing Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Form S-4 will, at the time such document is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The covenants contained in this Section 7.1(c) will not apply to statements or omissions to the extent based upon information supplied to the CCI Parties by or on behalf of the CMOF Parties.

(d) If, at any time prior to the receipt of the Stockholder Approval, any information relating to CCI or CMOF, as the case may be, or any of their respective Affiliates, should be discovered by CCI or CMOF which, in the reasonable judgment of CCI or CMOF, should be set forth in an amendment of, or a supplement to, either the Form S-4 or the CMOF Proxy Materials, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and CCI and CMOF shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Form S-4 or modification of the CMOF Proxy Materials and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of CCI or CMOF. Nothing in this Section 7.1(d) shall limit the obligations of any Party under Section 7.1(a).

(e) As promptly as practicable following the date of this Agreement, CMOF shall, in accordance with applicable Law and the CMOF Governing Documents, establish a record date for, duly call, give notice of, convene and hold the CMOF Stockholders Meeting for the purpose of obtaining the Stockholder Approval (and other matters that shall be submitted to the holders of CMOF Common Stock at such meeting); provided, that such record date shall not be more than 90 days prior to the date of the CMOF Stockholders Meeting. CMOF shall use its reasonable best efforts to cause the CMOF Proxy Materials to be mailed to CMOF’s stockholders entitled to vote at the CMOF Stockholders Meeting and to hold the CMOF Stockholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. CMOF shall, through the CMOF Board, recommend to its stockholders that they give the Stockholder Approval, include the CMOF Board Recommendation in the CMOF Proxy Materials and solicit and use its reasonable best efforts to obtain the Stockholder Approval, except to the extent that the CMOF Board shall have made an Adverse Recommendation Change as permitted by Section 7.3; provided, however, that CMOF’s obligation to duly call, give notice of, convene and hold the CMOF Stockholders Meeting shall be unconditional unless this Agreement is terminated in accordance with its terms and shall not be affected by any Adverse Recommendation Change. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the CMOF Stockholders Meeting is scheduled, CMOF has not received proxies representing a sufficient number of shares of CMOF Common Stock to obtain the Stockholder Approval, whether or not a quorum is present, CMOF shall make one or more successive postponements or adjournments of the CMOF Stockholders Meeting (provided, however, that the CMOF Stockholders Meeting shall not be postponed or adjourned to a date that is (i) more than 30 days after the date for which the CMOF Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (ii) more than 120 days from the record date for the CMOF Stockholders Meeting); provided, further, the CMOF Stockholders Meeting may not be postponed or adjourned on the date the CMOF Stockholders Meeting is scheduled if CMOF shall have received proxies in respect of an aggregate number of shares of CMOF Common Stock, which have not been withdrawn, such that the Stockholder Approval would be obtained at such meeting.

Section 7.2 Access to Information; Confidentiality.

(a) During the period from the date of this Agreement to and including the Company Merger Effective Time, each of the Parties shall, and shall cause each of their respective subsidiaries to, subject to applicable Law and any COVID-19 Measures, afford to the other Parties and to their respective Representatives reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books and records that the other Party may reasonably request and, during such period, each of the Parties shall, and shall cause each of their respective subsidiaries to and shall use their reasonable best efforts to cause its Representatives to, furnish reasonably promptly to the other Parties a copy of any report, schedule, registration statement or other document filed by it during such period pursuant to the requirements of federal or state securities Laws as the other Party may reasonably request. In connection with such reasonable access to information, each of the Parties shall use their reasonable best efforts to cause its respective Representatives to participate in meetings and telephone conferences with the other Parties and their Representatives prior to the mailing of the CMOF Proxy Materials and the Prospectus included in the Registration Statement on Form S-4 and at such other times as may be reasonably requested. No investigation under this Section 7.2(a) or otherwise shall affect any of the representations and warranties of the Parties contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, none of the Parties shall be required by this Section 7.2(a) to provide the other Parties or their respective Representatives with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business in accordance with this Agreement (provided, however, that the withholding Party shall use its commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the required consent of such third party to such access or disclosure), (ii) of a sensitive or personal nature that would reasonably be expected to expose the CMOF Parties or the CCI Parties to the risk of liability, (iii) the disclosure of which would violate any Law applicable to such Party or any of its Representatives (provided, however, that the withholding Party shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or duty), (iv) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the withholding Party shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege, including by means of entry into a customary joint defense agreement that would alleviate the loss of such privilege) or (v) for the purpose of allowing Parties or their respective Representatives to collect samples of soil, air, water, groundwater or building materials. The Parties will use their reasonable best efforts to minimize any disruption to the businesses of the other Parties and any of their respective subsidiaries that may result from the requests for access, data and information hereunder.

(b) Each Party will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

Section 7.3 No Solicitation; Superior Proposals.

(a) Except as expressly permitted by this Section 7.3, CMOF shall not, and shall cause each of the CMOF Subsidiaries and shall direct each of its and their respective directors, officers, Affiliates and Representatives not to, directly or indirectly, (i) initiate, solicit, facilitate or knowingly encourage any inquiries, proposals or offers for, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any inquiry, proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into or engage in, continue or otherwise participate in any discussions or negotiations with any Person regarding or otherwise in furtherance of, or furnish to any Person other than the CCI Parties or their Representatives, any information in connection with or for the purpose of encouraging or facilitating any inquiry, proposal, offer or other action that constitutes, or could reasonably be expected to lead to, or to otherwise obtain, an Acquisition Proposal, (iii) release any Person from or fail to enforce any confidentiality agreement, standstill agreement or similar obligation (provided that CMOF shall be permitted to waive or not enforce any provision of any confidentiality agreement, standstill agreement or similar obligation to permit a Person to make a confidential Acquisition Proposal directly to the CMOF Special Committee if the CMOF Special Committee determines in good faith after consultation with outside legal counsel that any such failure to waive or not enforce would be inconsistent with the CMOF directors’ duties under applicable Law), (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Proposal (other than an Acceptable NDA), or (v) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the CMOF Charter, the bylaws of CMOF or the organizational documents or agreements of any CMOF Subsidiary. In furtherance of the foregoing, CMOF shall, and shall cause each CMOF Subsidiary and each Representative of CMOF and the CMOF Subsidiaries to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal and use reasonable efforts to cause such Person to return or destroy all non-public information concerning CMOF and the CMOF Subsidiaries to the extent permitted pursuant to any confidentiality agreement with such Person and promptly terminate all physical and electronic data room access granted to such Person.

(b) Notwithstanding anything in this Agreement to the contrary, at any time prior to the time, but not after, the Stockholder Approval is obtained, CMOF and its Representatives may, in response to an unsolicited, bona fide written Acquisition Proposal that did not result from a material breach of this Section 7.3, (i) contact such Person to clarify the terms and conditions of such Acquisition Proposal and (ii)(A) provide information in response to a request therefor by the Person who made such written Acquisition Proposal, provided that (1) such information is provided pursuant to (and only pursuant to) one or more Acceptable NDAs, and (2) CMOF, prior to or concurrently with the time such information is provided, provides such information to CCI, and (B) engage or participate in any discussions or negotiations with the Person who made such written Acquisition Proposal, if and only to the extent that, in each such case referred to in clause (A) or (B) above, the CMOF Special Committee has either determined that such Acquisition Proposal constitutes a Superior Proposal or determined in good faith after consultation with outside legal counsel and outside financial advisors that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal.

(c) CMOF will promptly (and in any event no later than 24 hours after receipt thereof) notify CCI in writing if (i) any Acquisition Proposal is received by CMOF or any CMOF Subsidiary, (ii) any request for information relating to CMOF or any CMOF Subsidiary is received by CMOF or any CMOF Subsidiary from any Person who informs CMOF or any CMOF Subsidiary that it is considering making or has made an Acquisition Proposal or (iii) any discussions or negotiations are sought to be initiated with CMOF or any CMOF Subsidiary regarding any Acquisition Proposal, and thereafter shall promptly (and in any event no later than 24 hours after the occurrence of such developments, discussions or negotiations or receipt of materials) keep CCI reasonably informed of all material developments, discussions and negotiations concerning any such Acquisition Proposal, request or inquiry.

(d) Except as expressly provided herein, neither the CMOF Board, nor any committee thereof, nor any group of directors, formally or informally, shall: (i) change, withhold, withdraw, qualify or modify or announce its intention to change, withhold, withdraw, qualify or modify, in each case in a manner adverse to CCI, the CMOF Board Recommendation, (ii) authorize, approve, endorse, declare advisable, adopt or recommend or announce its intention to authorize, approve, endorse, declare advisable, adopt or recommend, any Acquisition Proposal, (iii) authorize, cause or permit CMOF or any CMOF Subsidiary to enter into any Alternative Acquisition Agreement, (iv) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer for CMOF Common Stock other than a recommendation against such offer, or (v) fail to make the CMOF Board Recommendation or to include the CMOF Board Recommendation in the CMOF Proxy Materials (any event described in clauses (i)-(v), an “Adverse Recommendation Change”).

(e) Notwithstanding anything in this Agreement to the contrary, if CMOF receives an Acquisition Proposal, which Acquisition Proposal did not result from a material breach of this Section 7.3 and is not withdrawn, and the CMOF Special Committee determines that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with outside legal counsel and its financial advisor, that failure to effect an Adverse Recommendation Change in connection with such Superior Proposal or that failure to terminate this Agreement to enter into an Alternative Acquisition Agreement for such Superior Proposal would be inconsistent with the CMOF directors’ duties under applicable Law, then, provided that the Stockholder Approval has not yet been obtained, the CMOF Board (or the CMOF Special Committee) may (x) effect an Adverse Recommendation Change and/or (y) enter into an Alternative Acquisition Agreement relating to or implementing the Superior Proposal and terminate this Agreement in accordance with Section 9.1(c)(ii) (Superior Proposal); provided, that, in the case of each of clause (x) and (y), the CMOF Board may not take action contemplated by this Section 7.3(e) unless:

(i) CMOF has notified CCI in writing that the CMOF Board intends to take such action at least five Business Days in advance of effecting an Adverse Recommendation Change and/or entering into an Alternative Acquisition Agreement, which notice shall specify in reasonable detail the reasons for such action, describe the material terms of the Superior Proposal and attach the most current version of such agreements (including any amendments, supplements or modifications) between CMOF and the party making such Superior Proposal (a “CMOF Change Notice”); and

(ii) during the five Business Day period following CCI’s receipt of a CMOF Change Notice, CMOF shall, and shall direct its outside financial and outside legal advisors to, negotiate in good faith with CCI (to the extent CCI wishes to negotiate) to make adjustments to the terms and conditions of this Agreement such that the Superior Proposal ceases to constitute (in the good faith determination of the CMOF Board or the CMOF Special Committee, after consultation with outside legal counsel and outside financial advisors) a Superior Proposal; provided, that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and CMOF may not enter into any agreement relating to the Superior Proposal pursuant to this Section 7.3(e) or make an Adverse Recommendation Change pursuant to this Section 7.3(e) or terminate this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal) unless CMOF has complied with the requirements of this Section 7.3(e) with respect to such new Acquisition Proposal including sending an additional CMOF Change Notice (except that the new negotiation period under this Section 7.3(e)(ii) shall be three Business Days instead of five Business Days). Notwithstanding anything in this Section 7.3(e)(ii), neither CCI’s acceptance nor rejection of CMOF’s offer to negotiate pursuant to this Section 7.3(e)(ii) shall have any bearing on CCI’s right to terminate this Agreement pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/Other Company Actions) herein.

(f) Notwithstanding anything in this Agreement to the contrary, at any time after the date of this Agreement and before the Stockholder Approval is obtained, the CMOF Board (or the CMOF Special Committee) may, if the CMOF Board (or the CMOF Special Committee) determines in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with the duties of directors under applicable Law, make an Adverse Recommendation Change in response to an Intervening Event; provided, that (i) prior to making such Adverse Recommendation Change, CMOF shall have (A) promptly notified CCI in writing of its intention to take such action (it being understood that such a notification shall not, itself, constitute an Adverse Recommendation Change), and (B) negotiated in good faith with CCI (if requested by CCI in writing) for five Business Days following such notice regarding any revisions to the terms of this Agreement proposed by CCI, and (ii) the CMOF Special Committee and the CMOF Board shall not effect any Adverse Recommendation Change involving or relating to an Intervening Event unless, after the period of five Business Days described in the foregoing clause (B), the CMOF Special Committee and the CMOF Board determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the duties of the CMOF directors under applicable Law.

(g) Nothing in this Section 7.3 or elsewhere in this Agreement shall prevent the CMOF Special Committee, the CMOF Board or the CMOF Parties, directly or indirectly, from (i) taking and disclosing to the stockholders of CMOF a position with respect to an Acquisition Proposal as contemplated by Rule 14e-2(a) promulgated under the Exchange Act, or (ii) making any required disclosure to the stockholders of CMOF under applicable Law, if the CMOF Board (or the CMOF Special Committee) determines in good faith after consultation with its outside legal counsel that the failure to do so would be inconsistent with the duties of the CMOF directors under applicable Law; provided, however, that to the extent any such disclosure affirmatively addresses the approval, recommendation or declaration of advisability by the CMOF Special Committee or the CMOF Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be an Adverse Recommendation Change if not accompanied by an express public affirmation of the CMOF Board Recommendation.

(h) Notwithstanding anything to the contrary contained in this Agreement, none of CMOF, any CMOF Subsidiary or their respective Affiliates or Representatives shall reimburse or agree to reimburse the fees or expenses of any Person in connection with an Acquisition Proposal (including, for the avoidance of doubt, in connection with any Acceptable NDA but excluding, for the avoidance of doubt, in connection with any acquisition agreement or merger with respect to a Superior Proposal entered into pursuant to this Section 7.3 and resulting in termination of this Agreement pursuant to Section 9.1(c)).

(i) CMOF agrees that in the event any Representative of CMOF or any CMOF Subsidiary takes any action that, if taken by CMOF would constitute a violation of this Section 7.3, then CMOF shall be deemed to be in violation of this Section 7.3 for all purposes of this Agreement.

Section 7.4 Public Announcements. Except with respect to any Adverse Recommendation Change or any action taken pursuant to, and in accordance with, Section 7.1 or Section 7.3, so long as this Agreement is in effect, the Parties shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, delayed or conditioned), provided, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law if it is not possible to consult with the other Party before doing so.

Section 7.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, CCI shall and shall cause each CCI Subsidiary and each of their respective Affiliates to, and CMOF shall and shall cause each CMOF Subsidiary and each of their respective Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Law or pursuant to any Contract to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) taking all actions necessary to cause the conditions to Closing set forth in Article 8 to be satisfied, (ii) preparing and filing any applications, notices, registrations and requests as may be required or advisable to be filed with or submitted to any Governmental Authority in order to consummate the transactions contemplated by this Agreement, (iii) obtaining all necessary or advisable actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iv) subject to Section 7.6(c), defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, and (v) executing and delivering any additional instruments reasonably necessary or advisable to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, no Party will have any obligation (A) to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or other disposition of any assets or businesses of such Party, any of its subsidiaries or their Affiliates or (B) otherwise to take or commit to take any actions that would limit the freedom of such Party, its subsidiaries (including subsidiaries of CCI after the Closing) or their Affiliates with respect to, or their ability to retain, one or more of their businesses, product lines or assets.

(b) In connection with and without limiting the foregoing Section 7.5(a), each of the Parties shall give (or shall cause their respective Affiliates to give) any notices to third parties, and each of the Parties shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement. Each of the Parties will, and shall cause their respective Affiliates to, furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between such Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties or their Representatives shall have the right to review in advance and each of the Parties will consult the other Parties on, all the information relating to the other Parties and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Mergers and the other transactions contemplated by this Agreement, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, no Party shall, nor shall any Party permit its respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Parties prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person (other than any Governmental Authority) with respect to the Mergers and the other transactions contemplated by this Agreement, none of the Parties or any of their respective Representatives shall be obligated to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any accommodation or commitment or incur any liability or other obligation to such Person other than commercially reasonable processing and consent fees and any other expenses required to be paid in connection with obtaining the consent or approval of any lender with respect to any Indebtedness set forth on Section 4.3(a)(iii) of the CMOF Disclosure Letter. Subject to the immediately foregoing sentence, the Parties shall cooperate with respect to reasonable accommodations that may be requested or appropriate to obtain such consents.

Section 7.6 Notification of Certain Matters; Transaction Litigation.

(a) The CCI Parties shall give prompt notice to CMOF, and the CMOF Parties shall give prompt notice to CCI, of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The CCI Parties shall give prompt notice to CMOF, and the CMOF Parties shall give prompt notice to CCI, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Notwithstanding anything to the contrary in this Agreement, the failure by the CMOF Parties or the CCI Parties to provide such prompt notice under this Section 7.6(b) shall not constitute a breach of covenant for purposes of Section 8.2(b), Section 8.3(b), Section 9.1(c)(i) (CCI Terminating Breach), or Section 9.1(d)(i) (CMOF Terminating Breach).

(c) The CCI Parties shall give prompt notice to CMOF, and the CMOF Parties shall give prompt notice to CCI, of any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any CCI Subsidiary or CMOF Subsidiary, respectively, or any of their respective directors, officers or partners that relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. CMOF shall give CCI the opportunity to reasonably participate in the defense and settlement of any Action against CMOF or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CCI’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CCI’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned). CCI shall give CMOF the opportunity to reasonably participate in the defense and settlement of any Action against CCI or its directors, officers or partners relating to this Agreement and the transactions contemplated by this Agreement, and shall consider in good faith CMOF’s advice with respect to such Action, and no settlement in respect of any such Action shall be agreed to without CMOF’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Section 7.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From the Company Merger Effective Time until the sixth anniversary of the Company Merger Effective Time, CCI shall cause the Surviving Company to honor, and the Surviving Company immediately following the Company Merger Effective Time shall honor, all rights to indemnification, advancement of expenses, and limitation of liability now existing in favor of any individual who, at or prior to the Company Merger Effective Time, was a director or officer of CMOF or any of the CMOF Subsidiaries or who, at the request of CMOF or any of the CMOF Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Parties”) solely to the extent provided in the respective governing documents and the indemnification or similar agreements to which CMOF or any of the CMOF Subsidiaries is a party or bound and as set forth in Section 7.7 of the CMOF Disclosure Letter, with regard to any pre-Closing actual or alleged acts, errors, omissions in their capacity of, or claims by reason of, such position. These obligations shall survive the Mergers and shall continue in full force and effect for a period of six years from the Company Merger Effective Time and such rights of the Indemnified Parties shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Parties thereunder; provided, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification, advancement of expenses, and limitation of liability in respect of any such claim or claims shall continue until final disposition of any and all such claims. Notwithstanding anything to the contrary set forth in this Agreement, CCI or the Surviving Company, as applicable, (i) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim against an Indemnified Party for which indemnification may be sought under this Section 7.7 without the Indemnified Party’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned) unless such settlement, compromise, consent or termination includes an unconditional release of such Indemnified Party from all liability arising out of such Action that is subject to indemnification by the Surviving Company under this Section 7.7, (ii) shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) and (iii) shall not have any obligation hereunder to any Indemnified Party to the extent that such indemnification is prohibited by applicable Law.

(b) During the six-year period following the Company Merger Effective Time, CCI shall, or shall cause the Surviving Company to, either: (i) maintain the same limits for directors’ and officers’ liability insurance coverage with terms and conditions that are not less advantageous to the directors and officers of CMOF as CMOF’s existing policies covering the Indemnified Parties with respect to actions or omissions occurring prior to the Closing Date; or (ii) obtain pre-paid “tail” insurance policies for current and former directors and officers of CMOF (the cost and expense of which shall be an Expense), with a claims period of at least six years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of CMOF as CMOF’s existing policies with respect to claims with respect to actions or omissions which occurred before or at the Effective Time (including in connection with the transactions contemplated hereby).

(c) If CCI or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving corporation, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of CCI or the Surviving Company, as applicable, assume the obligations set forth in this Section 7.7.

(d) The provisions of this Section 7.7 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Party, shall be binding on all successors and assigns of CCI, CMOF and the Surviving Company and shall not be amended in a manner that is adverse to the Indemnified Party without the prior written consent of the Indemnified Party affected thereby. The exculpation and indemnification provided for by this Section 7.7 shall not be deemed to be exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to applicable Law, Contract or otherwise.

Section 7.8 Dividends. In the event that a distribution with respect to the shares of capital stock of CCI permitted under the terms of this Agreement has a record date prior to the Company Merger Effective Time and has not been paid prior to the Closing Date, such distribution shall be paid to the holders of such shares of capital stock of CCI on the Closing Date immediately prior to the Company Merger Effective Time.

Section 7.9 Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute becomes applicable to the Mergers or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other transactions contemplated by this Agreement.

Section 7.10 Tax Matters.

(a) Each of CCI and CMOF shall use its reasonable best efforts (before and, as applicable, after the Company Merger Effective Time) to cause the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(b) CCI shall (i) use its reasonable best efforts to obtain or cause to be provided the opinions referred to in Section 8.2(e) and Section 8.3(e), (ii) use its reasonable best efforts to obtain opinions of counsel consistent with the opinions of counsel referred to in Section 8.2(e) and Section 8.3(e), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to DLA Piper LLP (US), or other tax counsel delivering such opinions, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CCI, in form and substance mutually agreeable to CMOF and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.

(c) CMOF shall (i) use its reasonable best efforts to obtain or cause to be provided the opinion referred to in Section 8.3(e), (ii) use its reasonable best efforts to obtain or cause to be obtained an opinion of counsel consistent with the opinion of counsel referred to in Section 8.3(f), but dated as of the effective date of the Form S-4, to the extent required for the Form S-4 to be declared effective by the SEC, and (iii) deliver to Snell & Wilmer L.L.P., or other tax counsel delivering such opinions, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, as applicable, and signed by an officer of CMOF, in form and substance mutually agreeable to CMOF and CCI (such agreement not to be unreasonably withheld, conditioned or delayed), containing representations reasonably necessary or appropriate to enable such counsel to render the applicable tax opinions described herein.

(d) CCI and CMOF shall reasonably cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to such taxes, “Transfer Taxes”), and shall reasonably cooperate in attempting to minimize the amount of Transfer Taxes.

Section 7.11 Amendment to the CMOF OP Partnership Agreement. Prior to the Closing Date, CMOF and CMOF OP shall enter into an amendment to the CMOF OP Partnership Agreement (in form and substance reasonably approved by CCI) and CMOF OP shall issue the CMOF OP Partnership Units (the terms of which have been reasonably approved by CCI) to the Persons and in the amounts set forth on Section 4.4(b) of the CMOF Disclosure Letter. Promptly following the execution of the amendment to the CMOF OP Partnership Agreement and prior to the Closing Date, the CMOF Parties shall cause to be delivered to CCI evidence reasonably satisfactory to CCI of the execution of such amendment, the issuance of the CMOF OP Partnership Units and the ownership of each of CMOF OP, CW Investor at Sugar House, LLC and CW Broadway JV, LLC.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or, to the extent permitted by Law, waiver by each of the Parties at or prior to the Company Merger Effective Time of the following conditions:

(a) Stockholder Approval. The Stockholder Approval shall have been obtained in accordance with applicable Law and the applicable CMOF Governing Documents.

(b) No Injunctions or Restraints. No Order issued by any Governmental Authority of competent jurisdiction prohibiting consummation of the Mergers shall be in effect, and no Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority after the date of this Agreement and shall be in effect that, in any case, prohibits, restrains, enjoins or makes illegal the consummation of the Mergers or the other transactions contemplated by this Agreement.

(c) Form S-4. The Form S-4 shall have been declared effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceedings for that purpose shall have been initiated by the SEC that have not been withdrawn.

Section 8.2 Conditions to Obligations of the CCI Parties. The obligations of the CCI Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CCI, at or prior to the Company Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the CMOF Parties set forth in the CMOF Fundamental Representations (except the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b) (Capital Structure)) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 4.1(a) (Organization and Qualification; Subsidiaries) and Section 4.4(a)-(b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CMOF Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CMOF Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CMOF Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b) Performance of Covenants and Obligations of the CMOF Parties. The CMOF Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CMOF Material Adverse Effect.

(d) Delivery of Certificate. CMOF shall have delivered to CCI a certificate, dated as of the Closing Date and signed by its chief executive officer and chief financial officer on behalf of CMOF, certifying that the conditions set forth in Section 8.2(a)-(c) have been satisfied.

(e) Tax Opinion. CCI shall have received a written opinion of DLA Piper LLP (US), or other nationally recognized tax counsel to CCI, dated as of the Closing Date, in form and substance reasonably acceptable to CCI, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will expressly permit reliance by CMOF and be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to Snell & Wilmer L.L.P. on or prior to the date hereof and determined to be reasonably acceptable to Snell & Wilmer L.L.P. shall be deemed to be customary for this purpose). In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10(b).

Section 8.3 Conditions to Obligations of CMOF Parties. The obligations of the CMOF Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver by CMOF at or prior to the Company Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the CCI Parties set forth in the CCI Fundamental Representations (except the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b) (Capital Structure)), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, (ii) the representations and warranties set forth in the first sentence of Section 5.1(a) (Organization and Qualification; Subsidiaries) and Section 5.4(a)-(b) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date, and (iii) each of the other representations and warranties of the CCI Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made as of the Closing Date, except where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or CCI Material Adverse Effect qualifications set forth therein), individually or in the aggregate, does not have and would not reasonably be expected to have a CCI Material Adverse Effect; provided, however, that representations and warranties that are made as of a specific date shall be true and correct in accordance with clauses (i) through (iii) only on and as of such date.

(b) Performance of Covenants and Obligations of the CCI Parties. The CCI Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by them under this Agreement on or prior to the Closing Date.

(c) Absence of Material Adverse Change. Since the date of this Agreement, no event, circumstance, change, effect, development, condition or occurrence shall exist or have occurred that, individually or in the aggregate, constitutes, or would reasonably be expected to constitute, a CCI Material Adverse Effect.

(d) Delivery of Certificate. CCI shall have delivered to CMOF a certificate, dated the date of the Closing and signed by its chief executive officer and chief financial officer on behalf of CCI certifying to the effect that the conditions set forth in Section 8.3(a)-(d) have been satisfied.

(e) Tax Opinion. CMOF shall have received a written opinion of Snell & Wilmer L.L.P., or other nationally recognized tax counsel to CMOF, dated as of the Closing Date, in form and substance reasonably acceptable to CMOF, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Company Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, which opinion will expressly permit reliance by CCI and will be subject to customary exceptions, assumptions and qualifications (it being agreed and understood that any exceptions, assumptions and qualifications set forth in the draft opinion delivered to DLA Piper LLP (US) and determined to be reasonably acceptable to DLA Piper LLP (US) on or prior to the date hereof shall be deemed to be customary for this purpose). In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10(c).

(f) REIT Opinion. CMOF shall have received a written opinion of DLA Piper LLC (US), or other nationally recognized tax counsel to CCI reasonably satisfactory to CMOF, dated as of the Closing Date and in form and substance reasonably satisfactory to CMOF, to the effect that, commencing with CCI’s taxable year ended December 31, 2019, CCI has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its current and proposed ownership, organization and method of operation have enabled and will enable CCI to continue to meet the requirements for qualification and taxation as a REIT under the Code, which opinion will be subject to customary exceptions, assumptions and qualifications. In rendering such opinion, such counsel may rely upon the tax representation letters described in Section 7.10(b).

ARTICLE 9

TERMINATION, FEES AND EXPENSES, AMENDMENT AND WAIVER

Section 9.1 Termination. This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Company Merger Effective Time, notwithstanding receipt of the Stockholder Approval (except as otherwise specified in this Section 9.1):

(a) by mutual written consent of each of CCI and CMOF;

(b) by either CCI or CMOF, upon prior written notice to the other Party:

(i) if the Mergers shall not have occurred on or before 11:59 p.m., New York City time, on April 8, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any Party if the failure of such Party to perform or comply in all material respects with the obligations, covenants or agreements of such Party set forth in this Agreement shall have been the primary cause of, or resulted in, the failure of the Mergers to be consummated by the Outside Date;

(ii) if any Governmental Authority of competent jurisdiction shall have issued an Order permanently restraining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order was primarily due to the failure of such Party (and, in the case of each of CCI and CMOF, including the failure of the other CCI Parties and the CMOF Parties, respectively) to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement; or

(iii) if the Stockholder Approval shall not have been obtained at the CMOF Stockholders Meeting, duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Company Merger was taken; provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to a Party if the failure to receive the Stockholder Approval was primarily due to the failure of a Party to perform or comply in all material respects with any of its obligations, covenants or agreements under this Agreement.

(c) by CMOF, upon prior written notice to CCI:

(i) if a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of any of the CCI Parties set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.3 not to be satisfied (a “CCI Terminating Breach”), which breach or failure to perform or comply cannot be cured, or, if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from CMOF to CCI and two Business Days before the Outside Date; provided, however, that CMOF shall not have such right to terminate this Agreement pursuant to this Section 9.1(c)(i) if a CMOF Terminating Breach shall have occurred and be continuing at the time CMOF delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(c)(i); or

(ii) if, at any time before the Stockholder Approval is obtained, the CMOF Board (or any committee thereof) shall have effected an Adverse Recommendation Change with respect to a Superior Proposal in accordance with the provisions of Section 7.3; provided, however, that this Agreement may not be so terminated unless CMOF has complied in all material respects with Section 7.3 and CMOF has paid the Termination Payment to CCI in full in accordance with Section 9.3 concurrently with the occurrence of such termination and entered into the definitive agreement providing for the implementation of the Superior Proposal, and, in the event that such payment is not concurrently made or the definitive agreement is not concurrently entered into, such termination shall be null and void; or

(iii) if (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been and continue to be satisfied or waived by CCI (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of the notice referenced in clause (B) of this Section 9.1(c)(iii) if the Closing were to occur on the date of such notice), (B) on or after the date the Closing should have occurred pursuant to Section 2.2, CMOF has delivered written notice to CCI to the effect that all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied or waived by CCI (other than those conditions that by their nature cannot be satisfied other than at Closing, provided that such conditions to be satisfied at the Closing would be satisfied as of the date of such notice if the Closing were to occur on the date of such notice) and CMOF is prepared to consummate the Closing, and (C) the CCI Parties fail to consummate the Closing within three Business Days after delivery of the notice referenced in the preceding clause (B), and CMOF was ready, willing and able to consummate the Closing during such three Business Day period; or

(d) by CCI, upon prior written notice to CMOF:

(i) if there has been a breach of any representation or warranty or failure to perform or comply with any obligation, covenant or agreement on the part of a CMOF Party set forth in this Agreement has occurred that would cause any of the conditions set forth in Section 8.1 or Section 8.2 not to be satisfied (a “CMOF Terminating Breach”), which breach or failure to perform or comply cannot be cured, or if capable of cure, has not been cured by the earlier of 30 days following written notice thereof from CCI to CMOF and two Business Days before the Outside Date; provided, however, that CCI shall not have such right to terminate this Agreement if a CCI Terminating Breach shall have occurred and be continuing at the time CCI delivers notice of its election to terminate this Agreement pursuant to this Section 9.1(d)(i); or

(ii) if, at any time prior to the receipt of the Stockholder Approval, (A) the CMOF Board (or any committee thereof) has made an Adverse Recommendation Change, (B) CMOF shall have failed to publicly recommend against any tender offer or exchange offer for CMOF Common Stock subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by CMOF’s stockholders) within 10 Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer, (C) at any time prior to the receipt of the Stockholder Approval, the CMOF Board shall have failed to publicly reaffirm the CMOF Board Recommendation within 10 Business Days following the date an Acquisition Proposal shall have been first publicly announced (or if the CMOF Stockholders Meeting is scheduled to be held within 10 Business Days after the date an Acquisition Proposal shall have been publicly announced, as far in advance of the date on which the CMOF Stockholders Meeting is scheduled to be held as is reasonably practicable), (D) CMOF enters into an Alternative Acquisition Agreement, or (E) CMOF shall have breached or failed to comply in any material respect with any of its obligations under Section 7.3.

Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Parties, in accordance with the provisions of Section 10.2, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the CCI Parties or the CMOF Parties, except that the Confidentiality Agreement and the provisions of Section 4.21 (No Other Representations and Warranties; Non-Reliance), Section 5.21 (No Other Representations and Warranties; Non-Reliance), this Section 9.2, Section 9.3 (Fees and Expenses) and Article 10 (General Provisions) shall survive the termination of this Agreement; provided, that no such termination shall relieve any Party from any liability or damages resulting from any fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity. For the avoidance of doubt, the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect in accordance with its terms; provided that each of the CCI Parties and the CMOF Parties shall each be treated as if they were a party thereto to the same extent as CCI and CMOF, respectively.

Section 9.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.3, all Expenses shall be paid by the Party incurring such Expenses, whether or not the Mergers are consummated; provided that the Parties will share equally any Form S-4 filing fees as may be required to consummate the transactions contemplated by this Agreement.

(b) In the event that:

(i) (A) this Agreement is terminated by CCI pursuant to Section 9.1(d)(i) (CMOF Terminating Breach) or by CCI or CMOF pursuant to Section 9.1(b)(i) (Outside Date) (and at the time of such termination CMOF would not have been entitled to terminate this Agreement pursuant to Section 9.1(c)(iii) (CCI Failure to Close)) or Section 9.1(b)(iii) (Failure to Obtain Stockholder Approval), (B) after the date hereof and prior to the breach or failure to perform giving rise to such right of termination, a bona fide Acquisition Proposal (with, for all purposes of this Section 9.3(b)(i), all percentages included in the definition of “Acquisition Proposal” shall be increased to 50%) has been publicly announced, disclosed or otherwise communicated to the CMOF Board (or any committee thereof) or any Person shall have publicly announced an intention (whether or not conditional) to make such an Acquisition Proposal (and, in the case of a termination pursuant to Section 9.1(b)(iii) (Failure to Obtain Stockholder Approval), such Acquisition Proposal or publicly proposed or announced intention shall have been made prior to the CMOF Stockholders Meeting (or any adjournment or postponement thereof)), and (C) within 12 months following such termination, CMOF enters into a definitive written agreement providing for the implementation of any Acquisition Proposal or any Acquisition Proposal is consummated;

(ii) this Agreement is terminated by CMOF pursuant to Section 9.1(c)(ii) (Superior Proposal); or

(iii) this Agreement is terminated by CCI pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/Other Company Actions);

then CMOF shall pay, as directed by CCI, the Termination Payment. Payment of the Termination Payment pursuant to Section 9.3(b) shall be made by wire transfer of same day funds to the account or accounts designated by CCI as follows: (i) in the case of Section 9.3(b)(i), within the earlier of (A) three Business Days after the entry into a definitive agreement in respect of the Acquisition Proposal referred to in clause (B) of Section 9.3(b)(i), and (B) concurrently with the consummation of such Acquisition Proposal; (ii) in the case of Section 9.3(b)(ii), prior to or concurrently with termination of this Agreement pursuant to Section 9.1(c)(ii) (Superior Proposal); and (iii) in the case of Section 9.3(b)(iii), within three Business Days after termination of this Agreement pursuant to Section 9.1(d)(ii) (Adverse Recommendation Change/Other Company Actions).

(c) For the avoidance of doubt, any payment made by CMOF under Section 9.3(b) shall be payable only once with respect to Section 9.3(b), and not in duplication, even though such payment may be payable under one or more provisions hereof. In the event that CCI shall receive full payment of the Termination Payment pursuant to Section 9.3(b), the receipt of the Termination Payment (and the costs and expenses contemplated by Section 9.3(d)) shall be deemed to be liquidated damages and shall be the CCI Parties’ sole and exclusive remedy for any and all losses or damages suffered or incurred by the CCI Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and CMOF and its Affiliates and Representatives shall have no further liability, whether pursuant to a claim at Law or in equity, to the CCI Parties or any of their respective Affiliates or Representatives in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the CCI Parties or any of their respective Affiliates or Representatives shall be entitled to bring or maintain any Action against CMOF or any of its Affiliates or Representatives for damages or any equitable relief arising out of or in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matters forming the basis for such termination.

(d) Each of the Parties acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other Parties would not enter into this Agreement. In the event that the CMOF Parties shall fail to pay the Termination Payment when due, the CMOF Parties shall (i) reimburse CCI for all reasonable costs and expenses actually incurred or accrued by CCI (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.3, and (ii) if, in order to obtain any payment due to CCI pursuant to Section 9.3(b), CCI commences an Action that results in a judgment against a CMOF Party for the payments set forth in this Section 9.3, the CMOF Parties shall pay to CCI its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at a rate per annum equal to the prime rate published in the Wall Street Journal in effect on the date such payment was required to be made through the date of payment (collectively, the “Recovery Costs”).

(e) If the CMOF Parties become obligated to pay the Termination Payment plus the Recovery Costs, if any, under this Section 9.3, then, if requested by CCI, the CMOF Parties shall deposit into escrow an amount in cash equal to the Termination Payment plus the Recovery Costs, if any, with an escrow agent selected by CCI, after reasonable consultation with the CMOF Parties, and pursuant to a written escrow agreement (the “Escrow Agreement”) reflecting the terms set forth in this Section 9.3(e) and otherwise reasonably acceptable to CMOF and the escrow agent. The payment or deposit into escrow of the Termination Payment plus the Recovery Costs, if any, shall be made by the CMOF Parties in accordance with the timing set forth in Section 9.3(b) or, at CCI’s reasonable request, promptly after receipt of notice from CMOF that the Escrow Agreement has been executed by the parties thereto. The Escrow Agreement shall provide that the Termination Payment and the Recovery Costs, if any, in escrow or the applicable portion thereof shall be released to CCI on an annual basis based upon the delivery by CCI to the escrow agent of any one (or a combination) of the following:

(i) a letter from CCI’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to CCI without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code for the applicable taxable year of CCI determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(I) or 856(c)(3)(A)-(I) of the Code (such income, “Qualifying REIT Income”), in which case the escrow agent shall release to CCI such maximum amount stated in the accountant’s letter;

(ii) a letter from CCI’s counsel indicating that CCI received a private letter ruling from the IRS holding that the receipt by CCI of the Termination Payment would either constitute Qualifying REIT Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment; or

(iii) a letter from CCI’s counsel indicating that CCI has received a tax opinion from CCI’s outside counsel or accountant, respectively, to the effect that the receipt by CCI of the Termination Payment should either constitute Qualifying REIT Income or should be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code, in which case the escrow agent shall release to CCI the remainder of the Termination Payment.

The CMOF Parties agree to cooperate in good faith to amend this Section 9.3(e) at the reasonable request of CCI in order to (A) maximize the portion of the Termination Payment that may be distributed to CCI hereunder without causing CCI to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve CCI’s chances of securing the favorable private letter ruling from the IRS described in this Section 9.3(e), or (C) assist CCI in obtaining the favorable tax opinion from its outside counsel or accountant described in this Section 9.3(e). The Escrow Agreement shall provide that CCI shall bear all costs and expenses under the Escrow Agreement and that the funds will be deposited into a non-interest bearing account. The CMOF Parties shall not be a party to the Escrow Agreement and shall not bear any liability, cost or expense resulting directly or indirectly from the Escrow Agreement.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Non-survival of Representations and Warranties and Certain Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Company Merger Effective Time. The covenants to be performed prior to or at the Closing shall terminate at the Closing. This Section 10.1 shall not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Company Merger Effective Time or the full force and effect of Article 1, this Article 10 or the definitions of capitalized terms not substantively defined in Article 1.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given or made on the date of receipt by the recipient thereof if received on or prior to 11:59 p.m., New York City time, if delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by e-mail of a portable document form (pdf) attachment (providing confirmation of transmission (other than by automatic response)) at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to CMOF or CMOF OP to:

CMOF Special Committee

1245 Brickyard Road, Suite 250

Salt Lake City, UT 84106

Attention: Blake Bunker

E-mail: Blake.Bunker@okland.com

with copies (which shall not constitute notice) to:

Snell & Wilmer L.L.P.

15 West South Temple, Suite 1200

Salt Lake City, UT 84101-1531

Attention: John Weston, Esq.

E-mail: jweston@swlaw.com

(b)	if to CCI, CROP or Merger Sub to:

CCI Conflicts Committee

1245 Brickyard Road, Suite 250

Salt Lake City, UT 84106

Attention: Jonathan Gardner, Chair

E-mail: jgardner@gardnerbatt.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, NC 27612

Attention:     Laura Sirianni, Esq.

         Kerry Johnson, Esq.

E-mail:         laura.sirianni@dlapiper.com

         kerry.johnson@dlapiper.com

Section 10.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.4 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (electronically by email or facsimile) to the other Parties. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in portable document form (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the CMOF Disclosure Letter and the CCI Disclosure Letter) and the Confidentiality Agreement (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement and (b) except for the provisions of Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), which, from and after the Company Merger Effective Time, shall be for the benefit of the Indemnified Parties, are not intended to confer upon any Person other than the Parties hereto any rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.6 without notice or liability to any other Person. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.6 Amendment; Extension; Waiver. At any time prior to the Company Merger Effective Time, the Parties may, to the extent permitted under applicable Law and except as otherwise set forth herein, (a) amend any provision of this Agreement, (b) extend the time for the performance of any of the obligations or other acts of the other Parties, (c) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (d) waive compliance with any of the agreements or conditions contained in this Agreement. Any such amendment of this Agreement shall be valid only if specifically set forth in an instrument in writing signed on behalf of all Parties. Any such grant by a Party of an extension or waiver in respect of any provision of this Agreement shall be valid only if specifically set forth in an instrument in writing by such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.7 Governing Law; Venue.

(a) This Agreement, and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Maryland without giving effect to its conflicts of laws principles (whether the State of Maryland or any other jurisdiction that would cause the application of the Laws of any jurisdiction other than the State of Maryland).

(b) All disputes arising out of or relating to this Agreement shall be heard and determined exclusively in any Maryland state or federal court. Each of the Parties hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any such Maryland state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any Party, (ii) agrees not to commence any such Action except in such courts, (iii) agrees that any claim in respect of any Action may be heard and determined in any such Maryland state or federal court, (iv) waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of venue of any such Action, (v) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such dispute and (vi) agrees, with respect to any Action filed in a Maryland state court, to jointly request an assignment to the Maryland Business and Technology Case Management Program. Each of the Parties agrees that a final judgment in any such dispute shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.2. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.8 Assignment. Except as may be required to satisfy the obligations contemplated by Section 7.7 (Indemnification; Directors’ and Officers’ Insurance), neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the other Parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, and any attempted or purported assignment or delegation in violation of this Section 10.8 shall be null and void.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the effective time of any termination of this Agreement pursuant to Article 9, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

Section 10.10 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND THAT IT MAKES THIS WAIVER VOLUNTARILY AND (C) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.10.

Section 10.11 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

COTTONWOOD COMMUNITIES, INC. By: /s/ Daniel Shaeffer Name: Daniel Shaeffer Title: Chief Executive Officer	COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC. By: /s/ Gregg Christensen Name: Gregg Christensen Title: Chief Legal Officer

COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC	COTTONWOOD MULTIFAMILY OPPORTUNITY FUND O.P., LP

By: COTTONWOOD COMMUNITIES, INC., its sole member	By: COTTONWOOD MULTIFAMILY OPPORTUNITY FUND, INC., its general partner

By: /s/ Daniel Shaeffer Name: Daniel Shaeffer Title: Chief Executive Officer	By: /s/ Gregg Christensen Name: Gregg Christensen Title: Chief Legal Officer

COTTONWOOD RESIDENTIAL O.P., LP By: COTTONWOOD COMMUNITIES GP SUBSIDIARY, LLC, its general partner By: COTTONWOOD COMMUNITIES, INC., its sole member

By: /s/ Daniel Shaeffer Name: Daniel Shaeffer Title: Chief Executive Officer